Exhibit 10.3

EXECUTION VERSION

CONFIDENTIAL

PURSUANT TO ITEM 601(b)(10) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

LICENSE AND COMMERCIALIZATION AGREEMENT

dated as of September 30, 2016

by and between

VIVUS, INC.

and

METUCHEN PHARMACEUTICALS LLC

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1

ARTICLE 2 LICENSES	11

2.1	License to Licensee	11

2.2	Clarifications Regarding Manufacturing Rights	11

2.3	License to VIVUS	12

2.4	VIVUS Retained Rights	12

2.5	No Other Licenses	12

2.6	Sublicense Agreements	13

2.7	Third Party Agreements	13

2.8	Exclusivity	13

2.9	Covenant Not To Sue	14

2.10	Letter Agreement	14

2.11	Notice Right	14

2.12	Transition Services	15

ARTICLE 3 GOVERNANCE	15

3.1	Joint Steering Committee	15

3.2	Meetings of the JSC	15

3.3	Responsibilities of the JSC	15

3.4	Areas Outside the JSC’s Authority	16

3.5	JSC Decisions	16

3.6	Subcommittees	17

3.7	Alliance Manager	17

ARTICLE 4 DEVELOPMENT AND COMMERCIALIZATION	17

4.1	Development Obligations	17

4.2	Commercialization – General	18

4.3	Commercialization Plan	18

4.4	Commercialization by Licensee	19

4.5	Sales Force	19

4.6	Promotional Materials	19

4.7	Medical Affairs Activities	20

4.8	Compliance	20

4.9	Re-Sale Price	21

4.10	Commercialization Reports	21

4.11	Cross-Territory Sales	21

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ARTICLE 5 REGULATORY	21

5.1	Transfer of Marketing Authorization	21

5.2	Regulatory Materials and Regulatory Approvals	23

5.3	Other Regulatory Obligations	24

5.4	Rights of Reference	24

5.5	Regulatory Actions	24

5.6	PV Agreement	26

ARTICLE 6 MANUFACTURING	26

6.1	Commercial Supply Agreement	26

6.2	Transition of Supply Chain	26

ARTICLE 7 FINANCIALS	27

7.1	License Fee	27

7.2	Royalties under MTPC Agreement	27

7.3	Royalty Payments and Reports	27

7.4	Taxes	28

7.5	Late Payments	28

7.6	Records; Audits	28

7.7	Currency	29

ARTICLE 8 INTELLECTUAL PROPERTY	29

8.1	Ownership of Inventions	29

8.2	Disclosure of Inventions	29

8.3	Prosecution of Patents	29

8.4	Enforcement of Patents	30

8.5	Patent Marking	32

8.6	Trademarks	32

8.7	Regulatory Data Protection	33

8.8	Infringement of Third Party IP	33

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ARTICLE 9 REPRESENTATIONS, WARRANTIES AND COVENANTS	33

9.1	Mutual Representations and Warranties	33

9.2	VIVUS Representations, Warranties and Covenants	34

9.3	Assigned Trademark Representations and Warranties	36

9.4	Licensee Representations and Warranties	37

9.5	Compliance with Law	37

9.6	Representations Regarding Debarment and Compliance	37

9.7	New Generation Compounds	38

9.8	No Other Representations or Warranties	38

ARTICLE 10 INDEMNIFICATION	39

10.1	Indemnification by VIVUS	39

10.2	Indemnification by Licensee	39

10.3	Indemnification Procedures	40

10.4	Limitation of Liability	40

10.5	Insurance	40

ARTICLE 11 CONFIDENTIALITY	41

11.1	Confidentiality	41

11.2	Authorized Disclosure	42

11.3	Publicity; Terms of Agreement	43

ARTICLE 12 TERM AND TERMINATION	44

12.1	Term	44

12.2	Termination For Cause, Convenience, or Generic Entry	44

12.3	Termination for Patent Challenge	45

12.4	Termination Upon Bankruptcy	45

12.5	Effect of Termination of the Agreement	45

12.6	Accrued Liabilities; Other Remedies	47

12.7	Rights in Bankruptcy	47

12.8	Survival	48

ARTICLE 13 DISPUTE RESOLUTION	48

13.1	Disputes	48

13.2	Arbitration	48

13.3	Arbitrator	49

13.4	Decision	49

13.5	Award	49

13.6	Costs	49

13.7	Injunctive Relief	49

13.8	Confidentiality	50

13.9	Survivability	50

13.10	Patent and Trademark Disputes; Financing Entity Disputes	50

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ARTICLE 14 MISCELLANEOUS	50

14.1	Entire Agreement; Amendment	50

14.2	Force Majeure	51

14.3	Notices	51

14.4	No Strict Construction; Headings; Interpretation	52

14.5	Assignment	53

14.6	Records Retention	53

14.7	Governing Law	54

14.8	Successors and Assigns; No Third Party Beneficiaries	54

14.9	Performance by Affiliates	54

14.10	Further Assurances and Actions	54

14.11	Severability	54

14.12	No Waiver	55

14.13	Independent Contractors	55

14.14	Counterparts	55

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LICENSE AND COMMERCIALIZATION AGREEMENT

THIS LICENSE AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is dated as of the 30th day of September, 2016, by and between VIVUS, INC., a Delaware corporation having its principal offices at 351 E. Evelyn Ave., Mountain View, CA 94041 (“VIVUS”), and Metuchen Pharmaceuticals LLC, a limited liability company organized under the laws of Delaware, having a place of business at 11 Commerce Drive, 1st Floor, Cranford, New Jersey 07016 (“Licensee”). VIVUS and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, VIVUS has received a license to certain intellectual property rights from Mitsubishi Tanabe Pharma Corporation (as successor in interest to Tanabe Seiyaku Co., Ltd., “MTPC”) relating to a therapeutic drug known as STENDRATM (avanafil);

WHEREAS, VIVUS has obtained all required regulatory approval from the FDA for the right to market and commercialize STENDRA in the United States;

WHEREAS, VIVUS desires to grant to Licensee, and Licensee desires to receive, a license for the commercialization and exploitation of STENDRA in the United States and the rest of the Licensee Territory (as defined below) upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this ARTICLE 1.

1.1         “Action Date” means, with respect to a legal action in connection with Product Infringement, the date that is the earlier of (a) ninety (90) days following notice pursuant to Section 8.4(a) of a Product Infringement and (b) fifteen (15) Business Days before the date after which a legal action would be substantially limited or compromised with respect to the remedies available against the alleged Third Party infringer.

1.2         “Affiliate” means, with respect to a Person, any current or future person, firm, trust, corporation, company, partnership, or other entity or combination thereof that directly or indirectly controls, is controlled by or is under common control with such Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means (a) ownership of fifty percent (50%) or more of the voting and equity rights of such person, firm, trust, corporation, company, partnership or other entity or combination thereof, or (b) the power to direct the management of such person, firm, trust, corporation, company, partnership, or other entity or combination thereof.

1.3         “Alliance Manager” has the meaning set forth in Section 3.7.

1.4         “Applicable Law” means any and all laws, statutes, ordinances, regulations, permits, orders, decrees, judgments, directives, rulings or rules of any kind whatsoever that are promulgated by a federal, state, province, or other Governmental Authority, in each case pertaining to any of the activities contemplated by this Agreement, including any regulations promulgated by any Regulatory Authority in the Licensee Territory, all as amended from time to time.

1.5         “Assigned Trademarks” means the trademark registrations and applications for registration set forth on Exhibit A.

1.6         “Auxilium Agreement” means the License and Commercialization Agreement, dated as of October 10, 2013, by and between VIVUS, Inc. and Auxilium Pharmaceuticals, Inc., as amended from time to time.

1.7         “Business Day” means each day of the week excluding Saturday, Sunday or a day on which banking institutions in New York, New York, USA are closed.

1.8         “Chapter 7 Case” has the meaning set forth in Section 12.4.

1.9         “Claim” means all investigations, claims, suits, actions, cross-complaints, demands, rights, requests, arbitrations, mediations, causes of action, obligations, settlements or orders, whether at law, equity or otherwise, or whether sounding in tort, contract, equity, strict liability or any statutory or common law cause of action of any sort.

1.10        “Commercialization” means the marketing, Promotion, sale, offering for sale, importation and/or distribution of the Product, including activities directed to obtaining Pricing Approval. “Commercialize” has a correlative meaning.

1.11        “Commercialization and Medical Affairs Plans” shall mean the Commercialization Plan and the Medical Affairs Plan as such are defined in ARTICLE 4.

1.12        “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, the reasonable and good faith efforts normally used by a company in the pharmaceutical industry for a product (regardless of whether the product is owned by the company or the company has obtained rights to such product) having similar commercial potential, stage of development or lifecycle, medical/scientific, technical and regulatory profile, Intellectual Property protection, profitability, market competition, and other relevant factors.

1.13        “Commercial Supply Agreement” shall have the meaning set forth in Section 6.1.

1.14        “Competing Product” means a PDE-5 Inhibitor other than the Product.

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1.15        “Compound” means all the compounds which are selective phosphodiesterase type-5 inhibitor, which compounds are contained within a claim of any unexpired VIVUS Patent no matter when filed or in a claim of a pending application for a VIVUS Patent no matter when filed which is being prosecuted in good faith by or on behalf of VIVUS, MTPC or its respective Affiliate, including without limitation the compound coded as T -1790 by MTPC, chemically known as (S)-4-(3-Chloro-4-methoxybenzylamino)-2-(2-hydroxymethylpyrrolidin-1-yl)-N- pyrimidin-2-ylmethyl-5-pyrimidinecarboxyamide and identified by the International Non Proprietary Name avanafil (each, a “Compound” and collectively, the “Compounds”).

1.16        “Confidential Information” means, with respect to a Party (the “disclosing Party”), all confidential and proprietary Information of such disclosing Party that is disclosed to or accessed by the other Party (the “receiving Party”) under this Agreement.

1.17        “Control” means, with respect to any material, Information, or Intellectual Property right, (a) the ownership thereof or the possession or a license or right thereto and (b) the possession by a Party under such material, Information, or Intellectual Property right of the right to grant to the other Party access, a license, or a sublicense (as applicable) to such material, Information, or Intellectual Property right on the terms and conditions set forth herein without violating the terms of any agreement between such Party and any Third Party in existence as of the Effective Date.

1.18        “Debtor” has the meaning set forth in Section 12.7.

1.19        “Detail” or “Detailing” means each separate face-to-face contact by a professional sales representative with a physician or other professional with authority to write prescriptions during which time the promotional message involving the Product is presented and is a topic of discussion and/or a sample of the Product is left with the physician or such other professional. When used as a verb, “Detail” shall mean to engage in a Detail.

1.20        “Development” means all activities that relate to obtaining, maintaining or expanding Regulatory Approval of the Product. This includes (a) research, preclinical testing, toxicology, formulation and clinical studies of Product; (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain, maintain and/or expand Regulatory Approval of Product; and (c) post-Regulatory Approval product support for Product (including laboratory and clinical efforts directed toward the further understanding of the safety and efficacy of Product). For clarity, Development includes phase IV clinical trials of Product. “Develop” and “Developed” have correlative meanings.

1.21        “Effective Date” means October 1, 2016.

1.22        “Equity Investor” shall have the meaning set forth in Section 2.8(a).

1.23        “FDA” means the United States Food and Drug Administration or its successor.

1.24        “FDA Assessment” has the meaning set forth in Section 5.2(b).

1.25        “FDA-Required Studies” has the meaning set forth in Section 4.1(a).

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1.26        “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act.

1.27        “Federal Arbitration Act” has the meaning set forth in Section 13.2.

1.28        “Field” means any therapeutic use in humans.

1.29        “Filing Party” has the meaning set forth in Section 11.3(c).

1.30        “Financing Default” means (a) Licensee’s default under the Financing Documents, or the occurrence of an event of default under the Financing Documents, if such default or event of default gives rise to a right by a Financing Entity to exercise remedies under the Financing Documents, and (b) any of (i) a consensual resolution of such default or event of default whereby Licensee agrees to assign this Agreement and Licensee’s rights and obligations arising hereunder to a Financing Entity or a Qualified Assignee (with written notice of such resolution provided jointly by Licensee and such Financing Entity or Qualified Assignee to VIVUS), (ii) the entry of a final, non-appealable order by a court of competent jurisdiction authorizing the sale and/or assignment of this Agreement and Licensee’s rights and obligations arising hereunder to a Financing Entity or Qualified Assignee, or (iii) the exercise by a Financing Entity of its rights and remedies as a secured creditor in respect of the Debt Facility under the Financing Documents in accordance with applicable law, provided that such Financing Entity provides written notice to VIVUS of such exercise of such rights and remedies.

1.31        “Financing Document” means any loan, security or other agreement or agreements pursuant to which a Financing Entity provides a Debt Facility to Licensee.

1.32        “Financing Entity” means any Person that provides Licensee with debt financing secured by an assignment of Licensee’s contractual rights under this Agreement (including the License granted to Licensee hereunder, Licensee’s rights in and to the Product Marketing Authorization, Licensee’s right to grant sublicenses, and Licensee’s rights to appoint JSC representatives and Alliance Managers) as collateral (a “Debt Facility”) and each successor and assign of such Person’s rights in and to such Debt Facility (but excluding any such Person and/or such Person’s successors and/or assignees upon the exercise of remedies by such Person pursuant to the related Financing Documents). The Parties acknowledge that (i) Hercules Capital, Inc., as “Agent”, and each of the “Lenders” (as such terms are defined in the Loan and Security Agreement dated as of September 30, 2016, by and between Licensee and Hercules Capital, Inc., as Agent, and the related Loan Documents as defined therein (the “Hercules Loan Agreements”)), are Financing Entities and (ii) the Hercules Loan Agreements are Financing Documents.

1.33        “GAAP” has the meaning set forth in the definition of “Net Sales” in this ARTICLE 1.

1.34        “Generic Product” means, with respect to a Product in a given country of the Licensee Territory, any product sold in such country by a Third Party (other than a sublicensee of Licensee or any other Third Party authorized to sell such product by, or otherwise in the chain of distribution of, Licensee or a Licensee Affiliate or sublicensee) that (a) contains the same active ingredient(s) as the Product, or any base form, salt form, prodrug form, isomer, crystalline polymorph, hydrate or solvate of such active ingredients (but no additional pharmaceutically active ingredients beyond what is contained in the Product), and (b) is approved or registered for use in such country pursuant to any drug approval process based on reference to a Regulatory Approval for such Product held by VIVUS, Licensee or any of their respective Affiliates or sublicensees in such country or in another country.

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1.35        “Governmental Authority” means any transnational, domestic or foreign federal, provincial, state or local governmental, regulatory or administrative authority (including any Regulatory Authority), department, court, agency or official, including any political subdivision thereof.

1.36        “Hetero Litigation” means the lawsuit filed on July 27, 2016 by VIVUS in the U.S. District Court for the District of New Jersey against Hetero USA, Inc., and Hetero Labs Limited (collectively with Hetero USA, Inc. (“Hetero”).

1.37        “IND” means an Investigational New Drug Application, as defined in the FD&C Act.

1.38        “Indemnified Claim” has the meaning set forth in Section 10.3.

1.39        “Indemnified Party” has the meaning set forth in Section 10.3.

1.40        “Indemnifying Party” has the meaning set forth in Section 10.3.

1.41        “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, procedures, inventions, developments, specifications, formulations, formulae, software, algorithms, marketing reports, expertise, stability, technology, pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, and stability data.

1.42        “Intellectual Property” means (a) United States or foreign issued patents or pending patent applications, and any and all divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, supplementary protection certificates, certificates of invention, national and multinational statutory invention registrations and similar statutory rights (“Patents”); (b) trademarks, service marks, certification marks, logos, trade names, trade dress, including all registrations and applications for registration of, and all goodwill associated with, the foregoing; (c) copyrights and registrations and applications for registration thereof; (d) confidential and proprietary methods, processes, techniques, devices, technology, assays, materials, trade secrets, inventions, ideas, designs, compositions, formulae, know-how, data, specifications, technical information, instructions, and other similar types of confidential and proprietary documentation, materials and information; and (e) any similar intellectual property or proprietary rights.

1.43        “JAMS Rules” has the meaning set forth in Section 13.2.

1.44        “Joint Invention” has the meaning set forth in Section 8.1.

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1.45        “Joint Patent” has the meaning set forth in Section 8.3(b).

1.46        “JSC” has the meaning set forth in Section 3.1.

1.47        “Knowledge of Licensee” or any similar phrase means, with respect to any fact or matter, the actual knowledge of Greg Ford, Keith Lavan and Keith Rotenberg, after reasonable consultation with their direct reports.

1.48        “Knowledge of VIVUS” or any similar phrase means, with respect to any fact or matter, the actual knowledge of Seth H.Z. Fischer (Chief Executive Officer), John L. Slebir (Senior Vice President Business Development and General Counsel), Mark K. Oki (Chief Financial Officer and Chief Accounting Officer), Santosh T. Varghese (Chief Medical Officer), Ted Broman (Vice President, Chemistry, Manufacturing and Control), Deborah Larsen (Vice President, Marketing) and Sandra E. Wells (Vice President, Patents and Assistant General Counsel), after reasonable consultation with their direct reports.

1.49        “Licensed Party” means a Party in its capacity as licensee under the applicable licenses set forth in ARTICLE 2.

1.50        “Licensee Indemnitees” has the meaning set forth in Section 10.1.

1.51        “Licensee Know-How” means all Information (excluding any Patents) (a) that is Controlled by Licensee or its Affiliates as of the Effective Date or during the Term and (b) is reasonably necessary or useful for the research, Development, manufacture, use, importation, sale, or Commercialization of the Product in the Licensee Territory. For clarity, the Licensee Know-How does not include the VIVUS Know-How licensed to Licensee hereunder.

1.52        “Licensee Patents” means all Patents (a) that are Controlled by Licensee or its Affiliates as of the Effective Date or during the Term and (b) that disclose or claim any Product or the manufacture, use, importation, or sale thereof. For clarity, the Licensee Patents do not include the VIVUS Patents licensed to Licensee hereunder.

1.53        “Licensee Technology” means the Licensee Patents and Licensee Know-How.

1.54        “Licensee Territory” means the United States of America and its territories and possessions, including Puerto Rico and U.S. military bases abroad (collectively, the “United States”), Canada, South America and India.

1.55        “Licensee Trademarks” has the meaning set forth in Section 8.6.

1.56        “Licensing Party” means a Party in its capacity as licensor under the applicable licenses set forth in ARTICLE 2.

1.57        “Losses” means (a) all damages, judgments, or settlements payable to Third Parties; and (b) all legal expenses (including reasonable attorneys’ fees and disbursements, reasonable expert and witness fees, reasonable fees and costs associated with any investigations, court costs and appeal bonds).

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1.58        “Manufacturing and Supply Agreement” means that certain Manufacturing and Supply Agreement, dated as of September 1, 2013 by and between VIVUS and Sanofi Winthrope Industrie, as amended, including, for purposes of this definition, all agreements with Sanofi Winthrope Industrie or any of its Affiliates in support of the activities contemplated by such agreement.

1.59        “Manufacturing Territory” means all the countries in the world excluding Democratic People’s Republic of Korea (North Korea), Republic of Korea (South Korea), Singapore, Malaysia, Thailand, Vietnam, and the Philippines.

1.60        “MTPC” means Mitsubishi Tanabe Pharma Corporation.

1.61        “MTPC Agreement” means that certain Agreement between VIVUS and MTPC (as successor in interest to Tanabe Seiyaku Co., Ltd.), effective as of December 28, 2000, as amended pursuant to the Amendment No. 1 to Agreement dated as of January 9, 2004, the Second Amendment to Agreement dated as of August 1, 2012, the Third Amendment to Agreement dated as of February 21, 2013, and the Fourth Amendment to Agreement, dated as of July 1, 2013, and as otherwise amended from time to time.

1.62        “MTPC Agreement Net Sales” means “Net Sales,” as defined in the MTPC Agreement, but only to the extent that they relate to the Licensee Territory.

1.63        “MTPC Milestone” has the meaning set forth in Exhibit C.

1.64        “MTPC Royalty Period” means the “Royalty Period,” as defined in the MTPC Agreement.

1.65        “NDA” means a New Drug Application, as defined in the FD&C Act.

1.66        “Net Sales” for purposes of this Agreement means the amount invoiced or otherwise billed by Licensee or its Affiliates or sublicensees (“Selling Party”) for sales of a Product to a Third Party purchaser, less the following (collectively, “Net Sales Deductions”):

(a)        discounts actually given on Product, including cash, trade and quantity discounts, price reduction or incentive programs (including sales coupons and co-payment programs), retroactive price adjustments with respect to sales of such Product, and charge-back payments;

(b)        credits, refunds, returns or allowances actually allowed, paid, received or given, including credits, allowances, discounts and rebates to, and chargebacks from the account of customers for nonconforming, damaged, rejected, out-dated and returned, withdrawn or recalled Product or on account of retroactive price reductions affecting the Product;

(c)        rebates, reimbursements, administrative fees or similar allowances actually granted to managed health care organizations or to federal, state and local governments in the Licensee Territory or any other organization that utilizes any governmental discount program with respect to the Product;

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(d)        inventory management agreement (IMA) fees, wholesaler fees, and specialty pharmacy charges, in each case, to the extent specifically attributable to the applicable Product;

(e)        freight, postage, shipping and insurance charges actually allowed or paid for delivery of Product, to the extent billed as a separate line item by the Selling Party to the Third Party purchaser;

(f)        taxes, duties or other governmental charges imposed on the sale of Product and actually paid by the Selling Party (as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the Selling Party), to the extent billed as a separate line item by the Selling Party to the Third Party purchaser;

provided that all of the foregoing deductions shall be calculated in accordance with then-current generally accepted accounting principles in the Unites States, consistently applied during the applicable calculation period throughout the Selling Party’s organization (“GAAP”). To the extent that Net Sales Deductions are based on estimates, such estimates will be adjusted to actual on a periodic basis.

A sale of a Product is deemed to occur in accordance with GAAP.

For sake of clarity and avoidance of doubt, the transfer of Product by a Selling Party or one of its Affiliates to another Affiliate of such Selling Party or to a sublicensee of such Selling Party for resale shall not be considered a sale; in such cases, Net Sales shall be determined based on the amount invoiced or otherwise billed by such Affiliate or sublicensee to an independent Third Party, less the Net Sales Deductions allowed under this Section.

1.67        “Net Sales Deductions” has the meaning set forth in the definition of “Net Sales” in this ARTICLE 1.

1.68        “Orange Book” means the FDA publication entitled “Approved Drug Products with Therapeutic Equivalence Evaluations” or any replacement thereof established or approved by the FDA.

1.69        “PDE-5 Inhibitor” means any product that operates as a phosphodiesterase type-5 inhibitor.

1.70        “Permitted Assignment” has the meaning set forth in Section 14.5.

1.71        “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.72        “Pricing Approval” means the approval, agreement, determination, or governmental decision establishing the price or level of reimbursement for the Product, as required in a given jurisdiction.

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1.73            “Product” means pharmaceutical compositions containing the Compound, including but not limited to that drug product known as STENDRATM, in the form, formulation, and dosage strength(s) as defined in the NDA approved by the FDA as of the Effective Date and any other improvements, line extensions, delivery mechanisms, dosage strengths, formulations, or forms as may be approved in the future by the FDA, Health Canada or any other relevant Regulatory Authority in the Licensee Territory that, in each case, contain a Compound.

1.74            “Product Infringement” has the meaning set forth in Section 8.4(a).

1.75            “Product Launch” means, on a country-by-country basis, the first commercial sale of the Product in a country by Licensee or its Affiliate or sublicensee after the Effective Date to an unrelated Third Party in a bona fide arms-length transaction for use, consumption, or commercial distribution in the Field in the Licensee Territory, excluding any transfer of Product for research, test marketing, clinical trial purposes, compassionate use, or named patient arrangements.

1.76            “Product Marketing Authorization” has the meaning set forth in Section 5.1(a).

1.77            “Promotion” means those activities, including advertising, Detailing, and distributing samples of a product, normally undertaken by a pharmaceutical company that are aimed at legally marketing and promoting, and encouraging the appropriate use of, a particular prescription pharmaceutical product. “Promote” and “Promotional” have correlative meanings.

1.78            “Promotional Materials” means all training materials and all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, leave items, formulary binders, reprints, direct mail, direct-to-consumer (“DTC”) advertising, Internet postings and broadcast advertisements, in each case created by Licensee or its Affiliates or on its behalf, and used or intended for use in connection with any Promotion of the Product in the Licensee Territory under this Agreement.

1.79            “Prosecuting Party” has the meaning set forth in Section 8.3(b).

1.80            “PV Agreement” has the meaning set forth in Section 5.6.

1.81            “Qualified Assignee” means a Person (a) operating in the pharmaceuticals industry that has the financial resources, technological and regulatory expertise, and operational capabilities reasonably required to perform all of Licensee’s obligations under this Agreement, and (b) for which the Licensee (or a Financing Entity or such Person) has, at least five (5) Business Days prior to any transfer or assignment of this Agreement in accordance with the terms hereof, provided VIVUS with such information reasonably necessary to determine such Person’s resources, expertise, and capabilities to perform under this Agreement.

1.82            “Quality Agreement” has the meaning set forth in Section 6.1.

1.83            “Regulatory Approval” means all approvals necessary for the manufacture, marketing, importation and sale of the Product for one or more indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, but which shall exclude any Pricing Approval.

1.84            “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, Pricing Approval, including FDA in the case of the Licensee Territory.

1.85            “Regulatory Materials” means regulatory applications, submissions, notifications, registrations, and/or other filings made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, use, import, sell, offer to sell, register, market, manufacture, or otherwise Commercialize the Product in the Field for the Licensee Territory, along with any documents related to Regulatory Approval and Pricing Approvals issued by a Regulatory Authority for the Licensee Territory. Regulatory Materials include, but are not limited to, INDs, NDAs, post-marketing reports submitted to a Regulatory Authority such as those described in 21 CFR 314.81, supplemental applications, and all correspondence to or from a Regulatory Authority which reference an IND or NDA.

1.86            “Sales Force” means Licensee’s sales personnel Detailing the Product in the Licensee Territory including employees of, and contract sales organizations engaged by, Licensee who are qualified to do so pursuant to the terms and conditions of this Agreement.

1.87            “SEC” means the United States Securities and Exchange Commission or any successor.

1.88            “Selling Party” has the meaning set forth in the definition of “Net Sales” in this ARTICLE 1.

1.89            “Sole Inventions” has the meaning set forth in Section 8.1.

1.90            “SOPS” has the meaning set forth in Section 5.5(c).

1.91            “Supply Chain Transfer” has the meaning set forth in Section 6.2.

1.92            “Supply Chain Transfer Plan” has the meaning set forth in Section 6.2.

1.93            “Taxes” has the meaning set forth in Section 7.4.

1.94            “Term” has the meaning set forth in Section 12.1.

1.95            “Territory” means the VIVUS Territory and the Licensee Territory, respectively.

1.96            “Third Party” means any legal person, entity or organization other than VIVUS, Licensee or an Affiliate of either Party, including any Governmental Authority.

1.97            “Trademark Royalty Payments” has the meaning set forth in Exhibit C.

1.98            “Transition Services Agreement” means the Transition Services Agreement, dated as of September 30th, 2016, by and between VIVUS, Inc. and Auxilium Pharmaceuticals, Inc.

1.99            “United States Bankruptcy Code” has the meaning described in Section 12.4.

1.100          “VIVUS Indemnitees” has the meaning set forth in Section 10.2.

1.101          “VIVUS Know-How” means all Information (excluding any Patents) that (a) is Controlled as of the Effective Date or during the Term by VIVUS or its Affiliates and (b) relates to any Product in the Field or the research, development, manufacture, use or sale of the Product in the Field in the Licensee Territory.

1.102          “VIVUS Patents” means the patents which are set forth in Exhibit G, and any other valid U.S. and foreign patents relating thereto, including without limitation, all substitutions, reissues, renewals, reexaminations, patents of addition, extensions, registrations, confirmations, and all pending patent applications, (including provisional applications, continuations, divisionals and continuation-in-part), which are owned or controlled by VIVUS, MTPC or their respective affiliates as of the Effective Date or during the term of this Agreement. The “VIVUS Patents” shall also include but not be limited to patents directed to new uses of the compounds claimed within the VIVUS Patents in the FIELD, and patents directed to manufacturing and formulation of the compounds claimed within the VIVUS Patents in the field unless otherwise set forth herein, which are owned or controlled by VIVUS, MTPC or their respective affiliates as of the Effective Date or during the term of this Agreement.

1.103          “VIVUS Technology” means the VIVUS Patents and VIVUS Know-How.

1.104          “VIVUS Territory” means the entire world other than the Licensee Territory.

ARTICLE 2

LICENSES

2.1            License to Licensee. Subject to the terms and conditions of this Agreement, VIVUS hereby grants to Licensee an exclusive (even as to VIVUS), royalty-bearing (subject in all respects to Section 7.2), sublicensable (subject to ARTICLE 6) license under the VIVUS Technology, (i) to use, distribute, import, Promote, market, sell, offer for sale, and otherwise Commercialize Products in the Field in the Licensee Territory; (ii) make and have made Products in the Manufacturing Territory, where such Product is solely for use or sale in the Field in the Licensee Territory (subject to Section 2.2), and (iii) to conduct certain Development activities on the Product in the Field pursuant to ARTICLE 4 solely in support of Regulatory Approval in the Licensee Territory (collectively, the “License”).

2.2            Clarifications Regarding Manufacturing Rights. The rights granted to Licensee to make and have made Product under Section 2.1 shall be subject to the following clarifications and/or limitations:

(a)            As of the Effective Date and until the completion of the Supply Chain Transfer, Licensee is not being granted any right to manufacture the Compound or bulk tablets of the Product, and instead Licensee’s rights to make or have made Product shall be limited to the filling, packaging, and labeling of bulk tablets of Product supplied under the Commercial Supply Agreement, along with the limited manufacturing rights granted to Licensee in the Commercial Supply Agreement (which are solely intended to address failure to supply situations).

(b)            In the event of a Supply Chain Transfer pursuant to Section 6.2, Licensee’s rights to make or have made Product shall be subject to any exclusive manufacturing rights granted to the Third Party manufacturers in the supply chain (which exclusive manufacturing rights shall be disclosed by VIVUS to Licensee, from time to time, until the completion of the Supply Chain Transfer pursuant to Section 6.2), in any event in accordance with and subject to the terms of the Supply Agreement.

(c)            As between the Parties, VIVUS retains the sole right to make and have made Product anywhere in the world, where such Product is for use or sale solely outside the Licensee Territory, including the right to license Third Parties to do the same.

2.3            License to VIVUS. Subject to the terms and conditions of this Agreement, Licensee hereby grants to VIVUS a non-exclusive, royalty-free, sublicensable (subject to ARTICLE 6) license under the Licensee Technology, but solely to the extent necessary to (a) fulfill its obligations under this Agreement, including its manufacturing and supply obligations under ARTICLE 6; (b) conduct research, Development and manufacturing activities in the Licensee Territory solely in support of the Regulatory Approval of the Product in the VIVUS Territory provided that any such activities in the Licensee Territory do not have, and are not reasonably expected to have, an adverse impact on the Commercialization of the Product in the Field in the Licensee Territory; (c) use, distribute, import, promote, market, sell, offer for sale, and otherwise Commercialize Products solely in the VIVUS Territory; and (d) make and have made the Product anywhere in the world for use or sale solely in the VIVUS Territory (the “VIVUS License”).

2.4            VIVUS Retained Rights. Notwithstanding the rights granted to Licensee under the License, VIVUS shall retain its rights under the VIVUS Technology within the Field in the Licensee Territory, but solely to the extent necessary to (a) fulfill its obligations under this Agreement, including its manufacturing and supply obligations under ARTICLE 6 and (b) conduct research, Development, and manufacturing activities in the Licensee Territory solely in support of the Regulatory Approval, Pricing Approval, or Commercialization of the Product in the VIVUS Territory (including the right to grant licenses to Affiliates or Third Parties with respect to such activities); provided that any such activities in the Licensee Territory do not have, and are not reasonably expected to have, an adverse impact on the Commercialization of the Product in the Field in the Licensee Territory. VIVUS retains all rights to the VIVUS Technology outside the Field.

2.5            No Other Licenses. Neither Party grants to the other Party any rights, licenses or covenants in or to any Intellectual Property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.

2.6            Sublicense Agreements.

(a)            Sublicensing by Licensee. Licensee acknowledges that the License includes sublicenses under the rights licensed to VIVUS under the MTPC Agreement and that VIVUS is required to notify and consult with MTPC with respect to the selection of sublicensees. Consequently, the License may only be further sublicensed on condition that (i) Licensee shall have used Commercially Reasonable Efforts to promptly notify, consult with,provide all reasonably requested information and cooperate with VIVUS in good faith prior to any such sublicensing in connection with the ongoing obligation of VIVUS to notify and consult with MTPC in respect of the selection of sublicensees, (ii) provide VIVUS reasonable opportunity to so notify and consult with MTPC in respect of the selection of sublicensees, (iii) each sublicensee agrees, in writing, to use Commercially Reasonable Efforts to maximize the sale of Products, and (iv) each sublicensee agrees, in writing, to be bound by the same obligations as Licensee under this Agreement (including Section 2.8(a)); provided, further, however, that notwithstanding anything to the contrary herein or otherwise, Licensee may sublicense the License to [***] and TIMM Medical Technologies, Inc. at any time, subject to clauses (iii) and (iv) above. At Licensee’s request, VIVUS shall use Commercially Reasonable Efforts to obtain any consents or approvals from MTPC that are required for Licensee to grant such a sublicense, it being understood that, so long as VIVUS uses such Commercially Reasonable Efforts, VIVUS shall not be responsible for any denials or delays resulting from MTPC’s action or inaction. Any agreement granting a sublicense under the License shall be consistent with the terms of this Agreement and shall include confidentiality and non-use obligations no less stringent than those set forth in ARTICLE 11.     Notwithstanding any sublicenses granted by Licensee hereunder, Licensee shall remain responsible for and guarantee the performance of its obligations under this Agreement.

(b)            Sublicensing by VIVUS. The portion of the VIVUS License in Section 2.3(a) may be sublicensed by VIVUS to VIVUS’ Affiliates or to any of VIVUS’ subcontractors or manufacturers existing on the Effective Date or any other Third Party approved by the JSC (or VIVUS in the absence of a JSC). The portion of the VIVUS License in Sections 2.3(b), 2.3(c), or 2.3(d) may be freely sublicensed by VIVUS through multiple tiers. Any agreement granting a sublicense under the VIVUS License shall be consistent with the terms of this Agreement and shall include confidentiality and non-use obligations no less stringent than those set forth in ARTICLE 11. Notwithstanding any sublicenses granted by VIVUS hereunder, VIVUS shall remain responsible for and guarantee the performance of its obligations under this Agreement.

2.7            Third Party Agreements. Licensee shall be solely responsible for obtaining, at its sole expense, any agreements with Third Parties required in order to lawfully perform its Commercialization responsibilities under this Agreement, other than manufacturing and other related responsibilities that are subject to the Commercial Supply Agreement.

2.8            Exclusivity.

(a)            Licensee hereby covenants that for a period of five (5) years from the Effective Date, neither it nor its Affiliates will, directly or indirectly (including via a license to a Third Party), develop, commercialize or in-license any Competing Product in the Licensee Territory; provided, that such covenant shall not apply to any entity that is (i) an Affiliate by virtue of its equity investment in Licensee (an “Equity Investor”) or any Affiliate of such Equity Investor which is not otherwise an Affiliate of Licensee, and (ii) does not control the management of Licensee. For the avoidance of doubt, neither an individual non-executive member of the board of directors of Licensee, nor any entity affiliated with such individual shall, be deemed an Affiliate of Licensee for purposes of this Section 2.8(a) solely by virtue of such individual’s membership on the board of directors of Licensee. VIVUS hereby covenants that for a period of five (5) years from the Effective Date, neither it nor its Affiliates will, directly or indirectly (including via a license to a Third Party), develop, commercialize, or in-license any Competing Product in the Licensee Territory.

(b)            In the event that, during the Term, either Party or any of such Party’s Affiliates experiences a change in control that results in a Third Party either (i) becoming an Affiliate of such Party or (ii) become such Party’s successor under this Agreement (such Third Party, an “Acquirer”), and the Acquirer or any of such Acquirer’s Affiliates, immediately prior to such acquisition, owns or has a license or other right to a Competing Product, then the Acquirer and its Affiliates (including for the avoidance of doubt, the acquired Party and its Affiliates) shall not be prohibited from developing or commercializing such Competing Product, provided that the Acquirer does not use any Confidential Information of the other Party in connection with the development or commercialization of such Competing Product.

2.9            Covenant Not To Sue. VIVUS hereby grants to Licensee a covenant not to sue on any VIVUS Technology on account of (i) the Development, manufacture, or Commercialization of the Product in the Field in the Licensee Territory by or on behalf of Licensee, its Affiliates or sublicensees and (ii) the manufacture of the Product in the Manufacturing Territory for purposes of the activities described in the foregoing sub-clause (i), during the Term.

2.10          Letter Agreement. A letter, signed by MTPC and Licensee, addressing Licensee’s license rights following a termination of the MTPC Agreement is attached hereto as Exhibit E to this Agreement (the “Letter Agreement”). No further consent of VIVUS shall be required for Licensee to receive the benefit of the Letter Agreement, and Licensee shall have the right to deduct from any payment owed to VIVUS hereunder any payment made directly to MTPC as a consequence of the rights in the Letter Agreement being triggered.

2.11          Notice Right. VIVUS shall provide Licensee with prompt written notice of any breach or alleged breach, including without limitation any notice of such breach or alleged breach provided by MTPC or its successor under the MTPC Agreement, of the MTPC Agreement, or by any Third Party manufacturer under any manufacturing agreement between such Third Party manufacturer and VIVUS, and shall provide Licensee with copies of any documentation and correspondence between MPTC or such Third Party manufacturer and VIVUS regarding such breach including written summaries of any oral discussions. In the event that VIVUS is in breach of the MTPC Agreement or such manufacturing agreement, it shall promptly provide to Licensee a written plan of action to remedy or cure such breach and shall keep Licensee promptly informed of its progress or any changes to such plan of action. VIVUS may condition disclosure of attorney-client privileged information or attorney work product on the Parties’ execution of a joint defense agreement, common interest agreement, or similar agreement intended to preserve attorney-client and attorney work product privileges under Applicable Law, in a form reasonably acceptable to VIVUS.

2.12          Transition Services. Subject to the terms and conditions of this Agreement (including Section 12.5(e)), VIVUS hereby sells, assigns, conveys, transfers and delivers to Licensee, and Licensee hereby receives, acquires and accepts from VIVUS with effect as of the Effective Date, all of VIVUS’ right, title and interest in, to and under the Transition Services Agreement, and shall assume, and shall timely perform, pay and discharge in accordance with the terms of the Transition Services Agreement all of VIVUS’ liabilities and obligations thereunder. Between the execution of the Transition Services Agreement and the assignment of the Transition Services Agreement to Licensee pursuant to this Section 2.12, VIVUS will not agree to any amendment, waiver of rights, or modification of the Transition Services Agreement that has, or would reasonably be expected to have, any material negative effect or material adverse impact on the Licensee, without the prior written consent of Licensee. If the assignment of the Transition Services Agreement to Licensee pursuant to this Section 2.12 occurs after the execution date thereof, VIVUS shall use Commercially Reasonable Efforts to assist and cooperate with Licensee in connection with such assignment (including providing Licensee with the benefit of all transitional services received by VIVUS from the date of execution of the Transition Services Agreement through the Effective Date).

ARTICLE 3

GOVERNANCE

3.1            Joint Steering Committee. Within fifteen (15) days after the Effective Date, VIVUS and Licensee shall form a Joint Steering Committee (“JSC”) consisting of three (3) representatives from VIVUS and three (3) representatives from Licensee. Each Party may replace any of its JSC representatives at any time upon prior written notice to the other Party.

3.2            Meetings of the JSC. The JSC shall meet at least once every six (6) months, unless a particular meeting is waived by mutual consent. In addition, each Party shall have the right to call a meeting of the JSC on reasonable written notice to the other Party. Subject to the foregoing, the JSC shall meet on such dates and at such times as agreed by the JSC and shall meet via teleconference or videoconference or, if mutually agreed by the Parties, at a location determined by the JSC. Upon prior written notice to, and approval of, the JSC, each Party may permit visitors to attend meetings of the JSC, provided that any approved visitor shall be subject to confidentiality and non-use obligations no less stringent than the terms of ARTICLE 11. Each Party shall be responsible for its own expenses for participating in the JSC. Meetings of the JSC shall be effective only if at least (1) representative of each Party is present or participating, subject to the following sentence. The Parties acknowledge and agree that VIVUS shall have the right to opt out of its participation in the JSC, which shall only be effective if done in writing with specific reference to this subsection, at any time, in which case Licensee shall have the right to make the decisions and take the actions previously reserved to the JSC, and shall keep VIVUS reasonably informed of its plans and activities on at least a semi-annual basis.

3.3 Responsibilities of the JSC. The JSC shall have the responsibility and authority to:

(a)            review and comment on any Development being conducted by either Party;

(b)            provide a forum for discussing any development relating to the Product being conducted by VIVUS (or its sublicensees) outside the Licensee Territory;

(c)            review and comment on marketing and sales activities being carried out by Licensee in the Licensee Territory, including review of the Commercialization and Medical Affairs Plans;

(d)            provide a forum for discussing marketing and sales activities being conducted by VIVUS (or its sublicensees) outside the Licensee Territory;

(e)            review and discuss any manufacturing or supply issues that may arise (including any issues relating to a potential Supply Disruption (as defined in the Commercial Supply Agreement), pursuant to Section 2.8 of the Commercial Supply Agreement);

(f)             Establish subcommittees pursuant to Section 3.6 on an as-needed basis, oversee the activities of all subcommittees so established, and address disputes or disagreements arising in all such subcommittees; and

(g)            Perform such other functions as the Parties may agree in writing.

3.4            Areas Outside the JSC’s Authority. The JSC shall not have any authority other than that expressly set forth in Section 3.3 and, specifically, shall have no authority to (a) amend or interpret this Agreement, or (b) determine whether or not a breach of this Agreement has occurred.

3.5           JSC Decisions.

(a)            Consensus; Good Faith; Action Without Meeting. The JSC shall decide all matters by consensus, with each Party having one (1) collective vote. The members of the JSC shall act in good faith to cooperate with one another and to reach agreement with respect to issues to be decided by the JSC. Action that may be taken at a meeting of the JSC also may be taken without a meeting if a written consent setting forth the action so taken is signed by one (1) duly authorized representative of each Party.

(b)            Failure to Reach Consensus. In the event that the members of the JSC cannot come to consensus within ten (10) Business Days with respect to any matter over which the JSC has authority and responsibility as set forth in Section 3.3, the JSC shall submit the respective positions of the Parties with respect to such matter for discussion in good faith to the respective chief executive officers of VIVUS and Licensee for resolution. If such chief executive officers are not able to mutually agree upon the resolution to such matter within ten (10) Business Days after submission to them, then, subject to the limitations of Section 3.4, (a) the chief executive officer of VIVUS shall have the right to decide matters relating to a regulatory issue prior to transfer of the Product Marketing Authorization to Licensee, except that in no event can the chief executive officer of VIVUS unilaterally decide such matter in a manner that (i) creates or would reasonably be expected to create a material safety issue with respect to the Product; (ii) undermines or would reasonably be expected to undermine the validity of any Regulatory Approval in the Licensee Territory; (iii) impedes or may impede in any way the supply of Product to Licensee, or (iv) is contrary to the terms of this Agreement or any other written agreement between the Parties; and (b) to the extent such matter relates to a Development or Commercialization issue, or relates to a regulatory issue (after transfer of the Product Marketing Authorization to Licensee), the chief executive officer of Licensee shall have the right to decide such matter, except that in no event can the chief executive officer of Licensee unilaterally decide such matter in a manner that (i) creates or would reasonably be expected to create a material safety issue with respect to the Product; (ii) undermines or would reasonably be expected to undermine the validity of any Regulatory Approval in the VIVUS Territory, or (iii) is contrary to the terms of this Agreement or any other written agreement between the Parties.

3.6            Subcommittees. The JSC shall have the right to establish one (1) or more subcommittees and to delegate certain of its powers and responsibilities thereto. Subcommittees established by the JSC shall operate under the same rules as the JSC, except that any disputes that cannot be resolved by a subcommittee in a reasonable time period shall be submitted to the JSC for resolution in accordance with Section 3.5.

3.7            Alliance Manager. Each Party shall appoint one (1) employee representative who possesses a general understanding of regulatory, manufacturing, and marketing issues to act as its respective alliance manager for this relationship (“Alliance Manager”). The Alliance Manager shall be one of the three (3) representatives on the JSC for each Party.

ARTICLE 4

DEVELOPMENT AND COMMERCIALIZATION

4.1            Development Obligations.

(a)            Post-Approval Studies. Licensee shall be responsible for conducting any post-Regulatory Approval studies of Product (i) that are required by the FDA in the Licensee Territory (“FDA-Required Studies”) or (ii) that Licensee determines to conduct with respect to the Product in the Field in the Licensee Territory. Any and all such post-Regulatory Approval studies shall be conducted by Licensee as its sole expense. Licensee shall not be under any obligation to conduct any such additional post-Regulatory Approval studies of Product (other than the FDA-Required Studies).

(b)            Use of Data. Each Party shall have the right, without any additional payment, to use any clinical or non-clinical data developed by or on behalf of the other Party or its Affiliates relating to the Product solely (i) to support the Regulatory Approval of Products in its territory (i.e., the Licensee Territory for Licensee and the VIVUS Territory for VIVUS) and (iii) for Promotional, marketing, and medical education purposes in support of the Commercialization of the Product in its territory. The rights set forth in this section may be sublicensed by each Party to any Third Party collaborator or licensee in such Party’s territory (or a portion thereof) who also holds Development or Commercialization rights to the Product in the Party’s respective Territory.

(c)            Other Development. As between the Parties, Licensee shall have the sole right to conduct any further Development work (including clinical trials) on the Product in the Field in the Licensee Territory, at its sole discretion. Licensee shall be responsible for all of its costs in connection with any further Development activities that it conducts, unless otherwise mutually agreed in writing by the Parties.

4.2            Commercialization – General. Subject to the terms of this Agreement, Licensee shall have sole responsibility and decision-making authority for Commercialization activities for the Licensee Territory. Licensee shall be solely responsible for all costs and expenses associated with such Commercialization activities. The Commercialization activities shall comply in all material respects with Applicable Law.

4.3            Commercialization Plan.

(a)            Without limiting the generality of Licensee’s sole responsibility and decision-making authority for Commercializing the Product in the Field in the Licensee Territory as set forth in Section 4.2, Licensee will use its Commercially Reasonable Efforts to carry out the Commercialization of the Product in accordance with a written Commercialization Plan, as such may be amended or revised by Licensee from time to time, that describes the anticipated Commercialization activities to be performed with respect to Product in the Licensee Territory by Licensee or on its behalf by permitted Third Parties (the “Commercialization Plan”). Each Commercialization Plan shall address, in reasonable detail, to the extent applicable, call plans for Detailing of Product, Sales Force training, Product sampling strategies and quantities, Product positioning and scientific communication strategy, and DTC and non-DTC advertising.

(b)            Within thirty (30) days of the Effective Date, Licensee shall deliver to VIVUS a Commercialization Plan covering activities to be conducted in preparation of any Product Launch in the Licensee Territory on a country-by-country basis and during the first full calendar year following such Product Launch.

(c)            Licensee shall thereafter update the Commercialization Plan (together with the Medical Affairs Plan described in Section 4.7) on an annual basis as follows: Licensee shall provide the JSC (or VIVUS in the absence of a JSC) with preliminary drafts of the Commercialization Plan and Medical Affairs Plan no later than November 15 of each year for the JSC’s (or VIVUS’ in the absence of a JSC) review and comment and Licensee shall provide the JSC (or VIVUS in the absence of a JSC) with the final Commercialization Plan and Medical Affairs Plan no later than January 31 of the year immediately following such year. In preparing the updated versions of the Commercialization Plan and Medical Affairs Plan, Licensee shall analyze the effectiveness of the elements of the prior year Commercialization Plan and Medical Affairs Plan and shall use updated sales forecasts to develop the new Commercialization Plan. Licensee agrees to give due consideration to the input provided by the JSC (or VIVUS in the absence of a JSC) but Licensee at all times will retain responsibility and decision-making authority for the Commercialization of the Product in the Field in the Licensee Territory. Licensee may, at its election, update the Commercialization Plan and Medical Affairs Plan between annual updates by following this same procedure.

(d)            Each Party shall use Commercially Reasonable Efforts in performing its obligations under this Section 4.3 concerning (as applicable) the Commercialization Plan and Medical Affairs Plan.

(e)            In the event of any inconsistency between, on the one hand, the Commercialization Plan or Medical Affairs Plan and, on the other hand, this Agreement, the terms of this Agreement shall prevail.

4.4            Commercialization by Licensee.

(a)            Licensee, itself or through its Affiliates or sublicensees, shall use Commercially Reasonable Efforts to Commercialize the Product in the Field in each country of the Licensee Territory. Without limiting the generality of the foregoing, on a country-by-country basis, Licensee shall commence a Product Launch in each country (except for the United States) of the Licensee Territory no later than the date that is one hundred and eighty (180) days following Licensee’s receipt of Regulatory Approval in such country.

(b)            Licensee shall commence a Product Launch in the United States in accordance with the quantities set forth on Schedule 4.4(b) within sixty (60) days of the Effective Date. In the event that Licensee, due solely to reasons outside of its reasonable control, is unable to commence a Product Launch in the United States on or before such date, due to VIVUS, or any supplier or subcontractor of VIVUS, failing to ship to Licensee Product for sale reasonably in advance of such date, and MTPC thereafter terminates the MTPC Agreement without affording Licensee the right to continue to commercialize the Product under the terms of the Letter Agreement set forth in Section 2.1, then, in addition to any other rights or remedies of Licensee under this Agreement, Licensee shall have the right to terminate this Agreement and promptly receive a return of the license fee paid by Licensee under Section 7.1. If VIVUS has complied with the terms of the above and in the event Licensee fails to commence a Product Launch in the United States within sixty (60) days of the Effective Date and as a result of the failure to launch, MTPC terminates the MTPC Agreement with VIVUS, VIVUS shall, in addition to any other rights or remedies of VIVUS under this Agreement, have the right to retain the license fee paid by Licensee under Section 7.1, and VIVUS shall have no liability to Licensee as a result of such termination by MTPC.

4.5            Sales Force.

(a)            General. Licensee shall at all times during the Term maintain a Sales Force containing a reasonable number of sales representatives in order to meet Licensee’s obligations under Section 4.4 with respect to the Licensee Territory. The Sales Force may consist of employees of Licensee or a contract sales force (or a combination thereof); provided that Licensee shall remain responsible for the management, supervision, and performance of such contract sales force.

(b)            Qualifications. Unless otherwise agreed by the Parties, Licensee shall subject the members of its Sales Force to substantially the same minimum qualifications that it applies to its sales forces for its other products in the Licensee Territory.

(c)            Compensation. Licensee shall be solely responsible for all costs and expenses of recruiting, hiring, maintaining and compensating its Sales Force, including salaries, benefits and incentive compensation.

4.6            Promotional Materials.

(a)            Licensee shall be responsible, at its expense, for preparing and producing the then current Promotional Materials. Up to two (2) times per year Licensee shall make its core Promotional Materials available to the JSC (or VIVUS in the absence of a JSC) for its review. The Promotional Materials used by Licensee or its Affiliates or sublicensees in a particular market in the Licensee Territory shall be consistent with the Regulatory Approval in the Licensee Territory and shall in any event comply in all material respects with Applicable Law. Licensee shall use and distribute the Promotional Materials in accordance with the terms of this Agreement. To the extent that VIVUS disagrees with Promotional message or tactics proposed by Licensee for Product in the Licensee Territory, it may raise such issues with the JSC (or VIVUS in the absence of a JSC) for discussion. Licensee shall be solely responsible for timely submitting, as applicable, any Promotional Materials to the FDA’s Office of Prescription Drug Promotion (“OPDP”), or to any equivalent Regulatory Authority elsewhere in the Licensee Territory (including to any applicable state governmental authorities therein). Promptly following the Effective Date, VIVUS will take such actions necessary to confirm with OPDP that Licensee is responsible for such submissions on behalf of VIVUS.

(b)            Licensee shall not use or distribute in connection with Promotion of the Product any materials bearing VIVUS’ name or trademarks without VIVUS’ prior written approval.

(c)            All Promotional Materials used or intended for use in the United States shall include MTPC’s name in a form that references MTPC as the licensor, to the extent permitted by Applicable Law and is customary for such materials in the United States. Licensee shall directly provide MTPC with copies of all such Promotional Materials used or intended for use in the United States as soon as reasonably practicable after such Promotional Materials are first used. For all other countries (except for the United States) in the Licensee Territory, Licensee shall, on a country-by-country basis, first request and obtain written confirmation from VIVUS as to whether (and how) the Promotional Materials used or intended for use in each such country shall include MTPC’s name, before using any such Promotional Materials in such country.

4.7            Medical Affairs Activities. Without limiting the generality of Licensee’s sole responsibility and decision-making authority for Commercializing the Product in the Field in the Licensee Territory as set forth in Section 4.2, Licensee will use its Commercially Reasonable Efforts to carry out medical affairs activities for the Product in accordance with a written Medical Affairs Plan, as such may be amended or revised by Licensee from time to time, that describes the anticipated medical affairs activities to be performed with respect to Product in the Licensee Territory by Licensee or on its behalf by permitted Third Parties (the “Medical Affairs Plan”). Each Medical Affairs Plan shall address, in reasonable detail and to the extent applicable, grants to support continuing medical education, medical information services, the support of investigator-initiated trials, and phase IV clinical trials (in each case, with respect to Product in the Field in the Licensee Territory). Within sixty (60) days of the Effective Date, Licensee shall deliver to VIVUS a Medical Affairs Plan covering those medical affairs activities anticipated to be conducted in preparation of any Product Launch in the Licensee Territory on a country-by-country basis and during the first full calendar year following such Product Launch.

4.8            Compliance. In performing its duties hereunder, Licensee shall, and shall use its Commercially Reasonable Efforts to cause its Sales Force to, comply with all Applicable Laws in all material respects, including all laws and regulations and other guidelines concerning the sale, promotion, and advertising of prescription drug products that are applicable to the Licensee Territory, such as the AMA’s Guidelines on Gifts to Physicians, the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals, and the standards promulgated by the Accreditation Council for Continuing Medical Education, each as amended from time to time. Further, Licensee shall use its Commercially Reasonable Efforts to cause its Sales Force to comply with all Licensee compliance policies as in effect from time to time while selling or marketing the Product.

4.9            Re-Sale Price. Licensee shall have the sole discretion and authority to determine the price(s) (including discounts) at which it sells Products in the Licensee Territory, subject to Licensee’s compliance with Applicable Law.

4.10          Commercialization Reports. Licensee shall keep the JSC (or VIVUS in the absence of a JSC) reasonably informed regarding the material progress and results of Licensee’s Commercialization activities and those of its Affiliates and sublicensees, including providing the following:

(a)            On a quarterly basis during the Term, Licensee shall provide VIVUS with an email report of gross sales and Net Sales of the Products in the Licensee Territory during said period and on a calendar year-to-date basis. Any such report shall be in a reasonable format, as determined by Licensee in its discretion. Each such report shall be deemed to constitute Confidential Information of Licensee for purposes of this Agreement.

4.11          Cross-Territory Sales. Neither Party shall Commercialize or authorize the Commercialization of any Product in the other Party’s Territory. Except as authorized under Sections 2.1 and 2.2, neither Party shall, itself or through other Persons, directly solicit, advertise, sell, distribute, ship, consign, or otherwise transfer any Product outside such Party’s Territory. Each Party shall use Commercially Reasonable Efforts to ensure that Products sold in its Territory are not used outside such Territory. Without limiting the generality of the foregoing, neither Party shall sell any Product to a purchaser if such Party knows, or has reason to believe, that such purchaser intends to remove such Product from such Party’s Territory or otherwise intends to facilitate the use of such Product outside such Party’s Territory. Each Party shall use Commercially Reasonable Efforts to ensure that its Affiliates, sublicensees, distributors, and wholesalers comply with all of the foregoing obligations.

ARTICLE 5

REGULATORY

5.1	Transfer of Marketing Authorization.

(a)            Transfer. Subject to the terms and conditions of this Agreement, VIVUS hereby undertakes to transfer to Licensee NDA #202276 (the “Product Marketing Authorization”) and all other regulatory filings previously made with any Governmental Authorities in any country within the Licensee Territory that remain pending approval as of the date hereof. VIVUS shall, as soon as practicable following VIVUS’ receipt of full payment of the license fee pursuant to Section 7.1, and in any event, no later than three (3) Business Days thereafter , notify the FDA of the transfer to Licensee of the Product Marketing Authorization, and shall promptly provide a correct and complete copy of such notice of transfer to Licensee. Promptly following VIVUS’ receipt of full payment of the license fee pursuant to Section 7.1, and in any event, no later than three (3) Business Days thereafter, VIVUS shall provide Licensee with a complete copy of NDA #202276 and all related correspondence with the FDA. VIVUS shall use Commercially Reasonable Efforts to complete any and all other regulatory requirements necessary for such transfer in accordance with Applicable Laws. Licensee shall assist and cooperate with VIVUS in connection with such transfer. Licensee shall be responsible for out of pocket costs and expenses incurred by either Licensee or VIVUS or their Affiliates in connection with the transfer of the Product Marketing Authorization. Such payments shall be based on written invoices submitted to Licensee by VIVUS from time to time. For clarity, only the Product Marketing Authorization will be transferred to Licensee, and no patents, patent applications, or other intellectual property of VIVUS (except for the Assigned Trademarks) shall be transferred to Licensee hereunder.

(b)            Post-Transfer Responsibilities. Licensee shall use its Commercially Reasonable Efforts to comply with all requirements imposed on Licensee as the holder of the Product Marketing Authorization by Applicable Law and for maintaining the on-going validity of the Product Marketing Authorization. Licensee shall not take any actions, other than to the extent required by Applicable Law, that would reasonably be expected to cause the Product Marketing Authorization to be withdrawn by the FDA. Licensee shall be responsible for collecting and maintaining any safety-related information required by Applicable Law in the Licensee Territory and will coordinate with VIVUS (or at VIVUS’ request, with VIVUS’ licensees of the Product in the VIVUS Territory) to provide any portion of such information that is necessary or useful to support safety documentation/reporting in the VIVUS Territory.

(c)            Restriction on Further Transfer. Licensee may not assign or transfer the Product Marketing Authorization without the prior written consent of VIVUS, except that, in connection with an assignment of this Agreement pursuant to Section 14.5 hereof, Licensee may make any such assignment or transfer without VIVUS’ consent to Licensee’s Affiliate or to a successor to all or substantially all of the assets or business of Licensee to which this Agreement pertains or to a Financing Entity (and such Financing Entity may make a further assignment to a Qualified Assignee, only in connection with an assignment of this Agreement pursuant to Section 14.5). Licensee acknowledges that a breach of this Section 5.1(c) by Licensee would constitute a material breach of this Agreement.

(d)            VIVUS Retained Rights. Notwithstanding the transfer of the Product Marketing Authorization by VIVUS to Licensee as provided in Section 5.1, VIVUS shall, in all circumstances, retain the following rights after such transfer: (i) VIVUS shall exercise control over the selection of the manufacturer of the Product for sale in the Licensee Territory unless and until the Supply Chain Transfer occurs pursuant to Section 6.2; and (ii) VIVUS shall remain the owner of all data filed with Regulatory Authorities in connection with the Product Marketing Authorization and shall retain the right, with prior written notice to Licensee, to grant access to this data to Third Parties who are collaborating with or otherwise assisting VIVUS in connection with the Development or Commercialization of the Product for use in the Field outside the Licensee Territory, or manufacturing of the Product and/or the development, commercialization, or manufacturing of any other VIVUS product; and (iii) VIVUS shall, in accordance with Section 5.2(c), retain final decision-making right with respect to the content of any communications with Regulatory Authorities in the Licensee Territory in connection with the qualification of Product manufacturers unless and until a Supply Chain Transfer occurs pursuant to Section 6.2.

5.2	Regulatory Materials and Regulatory Approvals.

(a)            Product Marketing Authorization. Upon transfer of the Product Marketing Authorization to Licensee in accordance with Section 5.1, (i) Licensee shall be the legal and beneficial owner of the Product Marketing Authorization and any other Regulatory Approval granted by the FDA or other Regulatory Authority in the Licensee Territory with respect to the Product, and (ii) Licensee shall be solely responsible for all communications and other dealings with the FDA and any other Regulatory Authorities in the Licensee Territory relating to the Product or the Product Marketing Authorization, subject to Section 5.1(d).

(b)            Costs. Except as otherwise provided in this Agreement, each Party shall bear its own costs in connection with its performance of regulatory activities hereunder. Notwithstanding the foregoing, (i) VIVUS shall reimburse Licensee fifty percent (50%) of the user fee assessed by the FDA in connection with a supplemental application for updates to the Product label to reflect the results of the spermatogenesis post-marketing required study (the “FDA Assessment”); provided that VIVUS’ payment hereunder shall not exceed $600,000, and

(ii) VIVUS shall be responsible for any other fees payable to the FDA or any other Regulatory Authority in the Licensee Territory with respect to the Product prior to the transfer of the Product Marketing Authorization to Licensee, and Licensee shall be responsible for any fees payable to the FDA or any other Regulatory Authority in the Licensee Territory with respect to the Product after the transfer of the Product Marketing Authorization to Licensee. With respect to any fees paid by VIVUS prior to the transfer of the Product Marketing Authorization to Licensee as prepayments to the FDA or any other Regulatory Authority in the Licensee Territory with respect to the Product, Licensee shall reimburse VIVUS for the pro rata portion of such fees that are allocable to the Term of this Agreement.

(c)            Notifications; Communications with Regulatory Authorities. During the Term, each Party shall keep the other reasonably and regularly informed of such Party’s submission to Regulatory Authorities of all material Regulatory Materials, meetings with Regulatory Authorities, and receipt of, or any material changes to existing, Regulatory Approvals, in each case for the Product in the Licensee Territory, pursuant to procedures to be developed by the JSC (or VIVUS in the absence of a JSC). Prior to completion of the transfer of the Product Marketing Authorization to Licensee in accordance with Section 5.1, VIVUS and Licensee shall jointly make decisions with respect to the content of any communications that VIVUS makes to Regulatory Authorities regarding the Product. Following completion of transfer of the Product Marketing Authorization to Licensee in accordance with Section 5.1, Licensee shall have the right to make any final decisions with respect to the content of any communications that it makes to Regulatory Authorities regarding the Product; provided, however, that (i) any commitments to a Regulatory Authority in the Licensee Territory that would reasonably be expected to have a material impact on the Commercialization of the Product in the VIVUS Territory shall require VIVUS’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the first sentence of this Section 5.2(c), following completion of transfer of the Product Marketing Authorization to Licensee in accordance with Section 5.1, at VIVUS’ reasonable request, Licensee shall promptly provide copies of then-current versions of any and all such Regulatory Materials and Regulatory Approvals.

5.3	Other Regulatory Obligations.

(a)            Licensee shall comply with all pharmacovigilance obligations imposed by Applicable Law in relation to the Product. Each Party shall keep the other informed in a timely manner of any Information that such Party receives (directly or indirectly) that (i) raises any material concerns regarding the safety or efficacy of the Product; (ii) reasonably indicates or suggests a potential material liability of either Party to Third Parties in connection with the Product; (iii) is reasonably likely to lead to a recall or market withdrawal of the Product in any jurisdiction; or (iv) relates to the Product and is reasonably likely to have a material impact on a Regulatory Approval, Pricing Approval, or the Commercialization of the Product in the Field in the Licensee Territory.

(b)            Each Party shall fully cooperate with and assist the other Party in complying with any regulatory obligations with respect to the Product, or the manufacturing thereof, in the Licensee Territory.

(c)            Prior to the completion of the transfer of the Product Marketing Authorization to Licensee, Licensee shall not communicate with any Regulatory Authority in the Licensee Territory regarding any Product unless explicitly requested or permitted in writing to do so by VIVUS. Following the completion of transfer of the Product Marketing Authorization to Licensee, (i) Licensee’s communications with Regulatory Authorities in the Licensee Territory regarding the Product shall comply with Section 5.2(c) and Section 5.3(a), and (ii) except to the extent required by Applicable Law, VIVUS shall not communicate with any Regulatory Authority in the Licensee Territory regarding any Product unless explicitly requested or permitted in writing to do so by Licensee. Except to the extent required by Applicable Law, in no event shall Licensee communicate with any Regulatory Authority in the VIVUS Territory regarding any Product unless explicitly requested or permitted in writing to do so by VIVUS.

5.4            Rights of Reference. VIVUS hereby grants to Licensee an exclusive right of reference to all Regulatory Materials and Regulatory Approvals owned or Controlled by VIVUS solely for the purpose of obtaining or maintaining, during the Term, the Product Marketing Authorization. Licensee hereby grants to VIVUS an exclusive right of reference to all Regulatory Materials, Regulatory Approvals (including the Product Marketing Authorization), and Pricing Approvals owned or Controlled by Licensee solely for the purpose of obtaining or maintaining Regulatory Approval for Product in the VIVUS Territory during the Term.

5.5	Regulatory Actions.

(a)            Notice of Non-Compliance. Each Party shall promptly disclose to the other Party any information that it receives pertaining to notices from Regulatory Authorities of non-compliance with Applicable Laws that might reasonably be expected to have an impact on the Commercialization of the Product in the Territory, including any notices relating to the manufacture of the Product.

(b)            Inspection or Audit. If a Regulatory Authority desires to conduct an inspection or audit of either Party’s facility or a facility under contract with either Party with regard to the Product, such Party shall cooperate and cause the contract facility to cooperate with such Regulatory Authority during such inspection or audit. Each Party shall use its Commercially Reasonable Efforts to segregate, and not disclose, any Confidential Information of the other Party or other materials, correspondence and documents that are not required to be disclosed during an audit or inspection by a Regulatory Authority. To the extent that either Party receives the inspection or audit observations of such Regulatory Authority, such Party shall promptly provide the other Party with a copy of the inspection or audit observations of such Regulatory Authority. The Party holding the Product Marketing Authorization shall prepare the response to any such observations, but the submission of the response to the applicable Regulatory Authority shall be subject to the other Party’s review, and the Party holding the Product Marketing Authorization shall give due consideration to such other Party’s comments. Each Party shall implement at its own cost the actions to correct any material deficiencies with such Party’s facility or facility under contract found by the Regulatory Authority during the audit or inspection, in accordance with the requirements of the Regulatory Authority and Applicable Law. In the case of any audit or inspection of a Party’s facility or a facility under contract with such Party where such audit or inspection is not related to the Product, such Party shall promptly notify the other Party of any findings of such an audit or inspection that may have an effect on the other Party’s ability to assume its obligation and responsibilities imposed by this Agreement or the Commercialization of the Product in the Licensee Territory.

(c)            Product Withdrawals and Recalls. The Parties shall exchange their internal standard operating procedures (“SOPs”) for conducting product recalls reasonably in advance of Product Launch, and shall discuss and resolve any conflicts between such SOPs and issues relating thereto promptly after such exchange. In the event of any disagreement as to how to resolve any such conflicts with respect to the Product, VIVUS ‘s SOP shall control unless and until VIVUS transfers ownership of the Product Marketing Authorization to Licensee, and Licensee’s SOP shall control thereafter. If either Party becomes aware of information relating to the Product that indicates that a unit or batch of such Product may not conform to the specifications therefor, or that potential adulteration, misbranding, and/or other issues have arisen that relate to the safety or efficacy of Products, it shall promptly so notify the other Party. To the extent practicable, the Parties shall discuss the circumstances of any potential product recall, field correction, or withdrawal of any Product and possible appropriate courses of action. If Licensee decides to initiate a recall, field correction, or withdrawal of Product in the Licensee Territory, Licensee shall have the right and responsibility, at its expense but without limiting any claims Licensee may have against VIVUS or any other Person, to control such recall, field correction, or withdrawal in a manner consistent with its internal SOPs (as revised pursuant to the first sentence of this Section 5.5(c), if applicable); provided, however, Licensee shall consider in good faith the views of VIVUS as to whether a recall, field correction, or withdrawal is necessary or appropriate. For clarity, as between the Parties, VIVUS shall have the right, at its expense, to control all recalls, field corrections, and withdrawals of any Product in the VIVUS Territory. Each Party shall maintain complete and accurate records of any recall, field correction, or withdrawal in its territory for such periods as may be required by Applicable Laws, but in no event for less than five (5) years. For purposes of clarity, for Product supplied by VIVUS under the Commercial Supply Agreement, the Parties’ respective responsibilities for the costs of any Product recall, field correction, or withdrawal of such Product shall be as set forth in the Commercial Supply Agreement.

5.6            PV Agreement. Within thirty (30) days of the Effective Date, the Parties shall use commercially reasonable efforts to enter into a separate pharmacovigilance agreement (the “PV Agreement”), containing the specific terms, conditions and obligations of the Parties with respect to the collection, reporting and monitoring of all adverse drug reactions, adverse events, medical inquires with safety concerns, and other relevant drug safety matters with respect to Products during the Term. From the Effective Date until the date that the Parties have entered into the PV Agreement, but in no event for any period longer than thirty (30) days following the Effective Date, VIVUS shall handle medical inquiries, complaints and adverse experience reporting for the Product in the United States in accordance with VIVUS’ customary practice for handing such activities and using VIVUS’ existing resources (including call centers).

ARTICLE 6

MANUFACTURING

6.1            Commercial Supply Agreement. Concurrent with the execution of this Agreement, the Parties have executed (a) the manufacturing and supply agreement (the “Commercial Supply Agreement”) attached hereto as Exhibit B, under which VIVUS has agreed to supply, itself or through one (1) or more Third Party manufacturers, bulk tablets of Product to Licensee, its Affiliates, and/or its sublicensees for Commercialization in the Field in the Licensee Territory, and (b) the quality agreement (the “Quality Agreement”), attached hereto as Exhibit F, which governs the agreed-upon specifications and other technical aspects of supply of such Product for Commercialization in the Field in the Licensee Territory. For the avoidance of doubt, none of VIVUS’ agreements with Third Party manufacturers and suppliers for the Product shall be assigned to Licensee on the Effective Date.

6.2            Transition of Supply Chain. At a time selected by Licensee, but in any event no later than one hundred and eighty (180) days following the Effective Date, Licensee may elect to have VIVUS transfer control of the supply chain for the Product to Licensee or its designee for the supply of Product for the Licensee Territory by assigning to Licensee VIVUS’ agreement(s) with the contract manufacturer(s) in such supply chain (the “Supply Chain Transfer”). As promptly as practicable following written notice from Licensee that it will exercise its right to a Supply Chain Transfer, the Parties shall discuss and agree on a written plan for the Supply Chain Transfer (the “Supply Chain Transfer Plan”). Following agreement on such Supply Chain Transfer Plan, the Parties shall each use Commercially Reasonable Efforts to carry out their respective obligations thereunder in a timely fashion; provided, however, the Supply Chain Transfer shall only occur if and when Licensee makes the applicable election. Notwithstanding the foregoing, Licensee acknowledges that in order for VIVUS to carry out its obligations under the Supply Chain Transfer Plan, VIVUS will need to obtain certain third party consents that are outside of the control of VIVUS. Following the Supply Chain Transfer, Licensee shall pay the Third Party manufacturer of Product directly for such supply. Notwithstanding anything to the contrary herein or otherwise, VIVUS hereby acknowledges and agrees that it shall not agree or consent to any amendment, waiver of rights, or modification of any agreements that pertain to the current supply chain for the Product, including without limitation the Manufacturing and Supply Agreement, (a) that would reasonably be expected to result in (i) any non-routine increase in the Price (as defined in the Commercial Supply Agreement), (ii) any early termination of the Commercial Supply Agreement, or (iii) any increase in the Licensee’s Minimum Purchase Obligations (as defined in the Commercial Supply Agreement), (b) that has, or would reasonably be expected to have, any other material negative effect or material adverse impact on the rights granted to Licensee hereunder or under the Commercial Supply Agreement or (c) that would impose additional material obligations on Licensee hereunder or under the Commercial Supply Agreement, in each case without the prior written consent of Licensee (which consent shall not to be unreasonably withheld, conditioned or delayed).

ARTICLE 7

FINANCIALS

7.1            License Fee. No later than 5:00 p.m. (Eastern Daylight Time) on September  30th, 2016, Licensee shall pay to VIVUS a one-time, non-refundable (subject to Section 4.4(b)), non-creditable license fee of seventy million dollars ($70,000,000) by wire transfer of immediately available funds into an account designated in writing by VIVUS.

7.2            Royalties under MTPC Agreement. Licensee shall be responsible for paying the amounts and payments set forth on Exhibit C owed by VIVUS to MTPC under the MTPC Agreement on account of Net Sales of Licensee or its Affiliates or sublicensees, including the royalties on net sales owed to MTPC during the MTPC Royalty Period, trademark royalties owed to MTPC after the end of the MTPC Royalty Period, and Licensee’s pro-rata share of the sales milestone, all of which are set forth in Exhibit C (the “MTPC Payments”). For the avoidance of doubt, the Parties acknowledge that (i) such payments to VIVUS are intended to match payments owed by VIVUS to MTPC under the MTPC Agreement, (ii) that to the extent royalties owed to MTPC are terminated or reduced (temporarily or permanently) for any reason, any royalties owed by Licensee to VIVUS hereunder shall be terminated or reduced (temporarily or permanently, as applicable) in an equivalent manner (and for an equivalent duration, as applicable) in all respects, (iii) except as expressly provided herein, such royalties shall not be subject to any step-down, and (iv) that the definition of “net sales” under the MTPC Agreement is different than the definition of Net Sales hereunder, and that, as a result, Licensee’s payment obligations under this Section 7.2 and Exhibit C that are based on net sales shall be determined using the definition of MTPC Agreement Net Sales contained in the MTPC Agreement.

7.3            Royalty Payments and Reports. Within forty-five (45) days after the end of each calendar quarter, Licensee shall provide VIVUS with a statement of (a) the amount of gross sales of Products during the applicable calendar quarter, (b) an itemized calculation of Net Sales showing Net Sales Deductions during such calendar quarter, and (c) the calculation of the amount of any payment due pursuant to Section 7.2. Together with each quarterly statement provided pursuant to this Section 7.3, Licensee shall provide VIVUS with any payments due. All amounts payable to VIVUS under this Section 7.3 shall be paid by wire transfer of immediately available funds into an account designated in writing by VIVUS. Promptly, but no later than ten (10) Business Days, after VIVUS’ receipt of any such payments, VIVUS shall remit such payments by wire transfer to MTPC in accordance with the terms of the MTPC Agreement, and provide Licensee with confirmation of such wire transfer.

7.4            Taxes. All payments made under this Agreement shall be made free and clear of withholding for Taxes (“Withholding Taxes”) unless such withholding is otherwise required under Applicable Law. To the extent such withholding is required under Applicable Law, Licensee shall pay such Taxes to the applicable taxing authority and shall be permitted to deduct such Taxes from applicable payments under this Agreement. Licensee will timely provide VIVUS with reasonable documentation evidencing the payment of any such Taxes to the applicable taxing authority and shall comply with any tax reporting obligations that are required under Applicable Law so as to enable VIVUS to obtain a credit of any such Tax. Notwithstanding the foregoing, to the extent that a deduction or withholding of Taxes hereunder arises as a result of any action taken by Licensee after the Effective Date that has at the time of such action the effect of modifying the Tax treatment of, or increasing the Taxes applicable to, payments hereunder, in each case relative to the Tax treatment existing as of the Effective Date (a “Licensee Withholding Tax Action”), including without limitation an assignment of this Agreement by Licensee or any failure on the part of Licensee to comply with Applicable Law, then, and only to the extent VIVUS is not eligible to obtain a credit of any such withholding taxes, (a) the payment by Licensee shall be increased by the amount necessary (the “Additional Tax”) to ensure that VIVUS receives an amount equal to the amount that it would have received had no such Licensee Withholding Tax Action occurred, and (b) obligations set forth above with respect to making payments to the applicable taxing authority and reporting such payments to VIVUS shall apply with respect to such Additional Tax; provided that, to the extent any Additional Tax is attributable in whole or in part to any action taken by VIVUS after the Effective Date, the payment increase in subsection (a) shall be proportionately reduced to reflect the relative responsibilities of the Parties for causing the deduction or withholding of Taxes. Solely for purposes of this Section 7.4, “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by the applicable government or other taxing authority.

7.5            Late Payments. In the event any payment due hereunder is not made when due, the payment shall accrue interest (beginning on the date such payment is due) calculated at the rate of one percent (1%) per month or the maximum rate allowable by Applicable Law, whichever is less. Such payment when made shall be accompanied by all interest so accrued.

7.6            Records; Audits. Licensee shall maintain complete and accurate books and records in accordance with GAAP in sufficient detail to permit VIVUS to confirm the accuracy of milestone payments, royalty payments, and any other compensation payable under this Agreement, for a period of five (5) years from the creation of individual records or any longer period required by Applicable Law. At VIVUS’ request, such records shall be available for review at Licensee’s headquarters located at 11 Commerce Drive, 1st Floor, Cranford, New Jersey 07016, or a mutually agreeable location determined by Parties not more than once each calendar year covering the two (2) immediately preceding calendar years (during normal business hours on a mutually agreed date with reasonable advance notice) by an independent Third Party auditor selected by VIVUS and approved by Licensee (such approval not to be unreasonably withheld, conditioned, or delayed) and subject to confidentiality and non-use obligations no less stringent than those set forth in ARTICLE 11 for the sole purpose of verifying for VIVUS the accuracy of the financial reports furnished by Licensee pursuant to this Agreement or of any payments made by Licensee to VIVUS pursuant to this Agreement. Any such auditor shall not disclose Licensee’s Confidential Information to VIVUS, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Licensee or the amount of payments due by Licensee under this Agreement. Any undisputed amounts finally determined to be owed but unpaid shall be paid within thirty (30) days from the accountant’s report, plus interest (as set forth in Section 7.5) from the original due date. Any amounts finally determined to have been overpaid may be credited by Licensee against future payments to VIVUS hereunder. Licensee may carry forward any unused credits to future calendar quarters; provided, that in the event there are unused credit amounts upon the termination of this Agreement or expiration of the MTPC Royalty Period, VIVUS shall promptly pay to Licensee such amounts. VIVUS shall bear the full cost of such audit unless such audit reveals an underpayment or under-reporting error of ten percent (10%) or more during the applicable audit period, in which case Licensee shall bear the full cost of such audit.

7.7            Currency. All amounts specified or payable in this Agreement shall be in United States dollars.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1            Ownership of Inventions. Each Party shall own all inventions and Information made solely by its respective employees, agents, and independent contractors and its Affiliates in the course of conducting such Party’s activities under this Agreement (collectively, “Sole Inventions”), along with any Patents covering such Sole Inventions. All inventions and Information that are made jointly by employees, Affiliates, agents, or independent contractors of both Parties in the course of performing activities under this Agreement (collectively, “Joint Inventions”), along with any Joint Patents, shall be owned jointly by the Parties. Subject to the licenses granted pursuant to Section 2.1 or 2.3, each Party shall have the right to practice, license and exploit the Joint Inventions and Joint Patents worldwide, without consent of the other Party (and where consent is required by Applicable Law, such consent is hereby deemed granted) and without a duty of accounting to the other Party. For the avoidance of doubt and for purposes of this Agreement, to the extent that any Joint Inventions relate to any Product, such Joint Inventions shall be deemed to constitute VIVUS Know-How and Licensee Know-How, and to the extent that any Joint Patents relate to any Product, such Joint Patents shall be deemed to constitute VIVUS Patents and Licensee Patents.

8.2            Disclosure of Inventions. Each Party shall promptly disclose to the other all Sole Inventions or Joint Inventions relating to any Product or its composition, formulation, manufacture, or use, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’, employees, agents or independent contractors describing such Sole Inventions or Joint Inventions. Such Party shall also respond promptly to reasonable requests from the other Party for more Information relating to such inventions.

8.3	Prosecution of Patents.

(a)            VIVUS Patents. Licensee acknowledges that, under the terms of the MTPC Agreement, MTPC has the sole right to prosecute and maintain the VIVUS Patents.

(b)            Joint Patents. With respect to any potentially patentable Joint Invention, the Parties shall meet and agree upon which Party, if any, shall prepare, file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain patent applications covering such Joint Invention (any such patent application and any patents issuing therefrom a “Joint Patent”) in any jurisdictions throughout the world, as well as the manner in which patent expense for such Joint Patent will be shared by the Parties. The Party that prosecutes a patent application in the Joint Patents (the “Prosecuting Party”) shall provide the other Party reasonable opportunity to review and comment on such prosecution efforts regarding the applicable Joint Patents in the particular jurisdictions, and such other Party shall provide the Prosecuting Party reasonable assistance in such efforts. The Prosecuting Party shall provide the other Party with a copy of all material communications from any patent authority in the applicable jurisdictions regarding the Joint Patent being prosecuted by such Party, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority. Either Party may determine that it is no longer interested in supporting the continued prosecution or maintenance of a particular Joint Patent in a country or jurisdiction, in which case the disclaiming Party shall provide the other Party with written notice of such determination at least thirty (30) days before any deadline for taking action to avoid abandonment and shall provide the other Party with the opportunity to have the disclaiming Party’s interest in such Joint Patent in such country or jurisdiction assigned to the other Party, at no cost to the other Party.

(c)            Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 8.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

8.4	Enforcement of Patents.

(a)            Notification. If a Party becomes aware of any infringement, threatened infringement, or alleged infringement of the VIVUS Patents or Joint Patents on account of a Third Party’s manufacture, use or sale of a product that includes the Compound as the sole active ingredient in the Field in the Licensee Territory (in each case, a “Product Infringement”), then such Party shall promptly notify the other Party in writing of such Product Infringement, including any evidence in such Party’s possession demonstrating such Product Infringement. Any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) (or similar provisions in other jurisdictions) that asserts that infringement of a VIVUS Patent or Joint Patent will not arise from the manufacture, use or sale of a product that includes the Compound as the sole active ingredient in the Field in the Licensee Territory by a Third Party or that asserts that any claims of a VIVUS Patent or Joint Patent covering product that includes the Compound as the sole active ingredient in the Field in the Licensee Territory is invalid or unenforceable shall be deemed to be a Product Infringement hereunder, and each Party shall provide written notice to other Party of any such filed certification within five (5) Business Days of becoming aware thereof. Notwithstanding the foregoing, VIVUS shall bear all fees, costs and expenses associated in any manner with the Hetero Litigation and VIVUS shall not consent to any settlement with respect to the Hetero Litigation without the prior written consent of Licensee (which consent shall not be unreasonably withheld, conditioned or delayed), provided that (i) Licensee’s consent shall not be required for any settlement with respect to the Hetero Litigation that (A) does not include any admission of the invalidity of, or waiver or forfeiture of any claims of, the VIVUS Patents and (B) includes any entry date for a Generic Product that is on or after the date that is six (6) months prior to the expiration date of U.S. Patent No. 6,656,935, and (ii) if (A) VIVUS, in good faith, recommends a settlement proposal to Licensee, in writing, that (x) does not include any admission of the invalidity of, or waiver or forfeiture of any claims of, the VIVUS Patents and (y) includes any entry date for a Generic Product that is earlier than the date that is six (6) months prior to the expiration date of U.S. Patent No. 6,656,935, but no earlier than the date that is one (1) year prior to the expiration date of U.S. Patent No. 6,656,935, and (B) Licensee does not deliver to VIVUS a written consent to such settlement proposal within five (5) Business Days of Licensee’s receipt of VIVUS’ recommendation, then Licensee will immediately assume full responsibility for the Hetero Litigation (including any and all costs and expenses related to, arising from, or otherwise associated therewith) from the date of such written recommendation from VIVUS, and VIVUS will reasonably cooperate with Licensee, at Licensee’s sole cost and expense, to facilitate any transition of the Hetero Litigation from VIVUS to Licensee.

(b)            Enforcement. During the Term and subject to the remainder of this Section 8.4(b), Licensee shall have the first right to initiate, prosecute and control legal proceedings against any person or entity engaged in a Product Infringement of the VIVUS Patents in the Licensee Territory, all at Licensee’s sole expense. If Licensee decides not to bring such legal action, or if Licensee fails to initiate such legal action by the Action Date, VIVUS (and/or MTPC) shall have the right, but not the obligation, to commence a suit or take action to enforce the applicable VIVUS Patents with respect to such Product Infringement in the Licensee Territory, at its own expense.

(c)            Cooperation. Each Party shall provide to the Party enforcing any rights under Section 8.4(b) reasonable assistance in such enforcement, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. Additionally, to the extent requested by Licensee, VIVUS agrees to exercise its right under the MTPC Agreement to require MTPC to cooperate in any enforcement by or on behalf of Licensee pursuant to Section 8.4(b), including being joined as a party to such action if necessary. The enforcing Party shall keep the other Party reasonably and regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts. The non- enforcing Party shall have the right to be represented in any action brought under Section 8.4(b) by counsel of its choice and at its own expense. For clarity, as between the Parties, VIVUS (or MTPC or a VIVUS designee) shall have the exclusive right to bring and control any legal action in connection with any actual, alleged, or threatened infringement of a VIVUS Patent that is not a Product Infringement at its own expense as it reasonably determines appropriate.

(d)            Settlement. Without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, neither Party shall settle any claim, suit or action brought under Section 8.4 involving VIVUS Patents in any manner that (i) admits the invalidity of, or otherwise impairs the other Party’s rights in, the VIVUS Patents or (ii) limits, or would reasonably be expected to limit, the ability of the other Party or its licensees to sell or manufacture Products in its territory (i.e., the Licensee Territory in the case of Licensee or the VIVUS Territory in the case of VIVUS). Notwithstanding the foregoing, in the event that (A) Licensee decides not to bring a legal action against Product Infringement in the Licensee Territory, or if Licensee fails to initiate such legal action by the Action Date, and (B) thereafter MTPC (or a licensee or designee of MTPC other than VIVUS) brings an action under the VIVUS Patents in the Licensee Territory or the VIVUS Territory, settlement of such action shall be at MTPC’s sole discretion and shall not require the consent of Licensee.

(e)            Recoveries. Any recoveries resulting from an action brought by a Party under Section 8.4(b) relating to a claim of Product Infringement of a VIVUS Patent shall be first applied against payment of each Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses (the “Remainder”) will be retained by the enforcing Party; provided that if Licensee is the enforcing Party, the Remainder shall be included in Net Sales for purposes of calculating royalties owed to VIVUS hereunder.

(f)            Joint Patents. If a Third Party infringes any Joint Patent, the Parties shall discuss such infringement and the Parties shall each have the right, but neither Party shall be obligated, to bring an appropriate suit or other action under such Joint Patent against any Person engaged in such infringement. If both Parties agree to so enforce such Joint Patents, they shall be jointly responsible for, and share equally, all the costs and expenses of any suit brought by them and shall equally share all recoveries with respect thereto. If one Party elects not to enforce such Joint Patents against such infringement, then the other Party shall have the right, but not the obligation, to take action to enforce such Joint Patents against such infringement at its own cost and expense and such other Party may retain all recoveries with respect thereto.

8.5          Patent Marking. Licensee shall, and shall require its Affiliates and sublicensees, to mark Products sold by it hereunder with appropriate patent numbers or indicia to the extent permitted by Applicable Law.

8.6          Trademarks. Subject to the terms and conditions of this Agreement, including Section 12.5(c), VIVUS hereby sells, assigns, conveys, transfers and delivers to Licensee, and Licensee hereby receives and accepts from VIVUS, with effect as of the Effective Date, all of its right, title and interest in and to the Assigned Trademarks, any and all goodwill associated therewith, and all rights in and to any of the foregoing. Licensee shall be responsible for the selection, adoption, registration, maintenance and defense of the (a) Assigned Trademarks and

(b) any other trademarks Licensee uses in connection with the sale or marketing of Products in the Licensee Territory (such other trademarks, collectively, the “Licensee Trademarks”), as well as all expenses associated therewith. Notwithstanding the foregoing, if Licensee determines that it is no longer interested in maintaining (or defending against any cancellation proceedings) a particular Assigned Trademark, Licensee shall provide VIVUS with written notice of such determination at least sixty (60) days before any deadline for taking action to avoid any cancellation of, abandonment of, or other loss of rights relating to such Assigned Trademark, and at VIVUS’ request, shall promptly transfer and assign such Assigned Trademark, any goodwill associated therewith, and all rights in and to any of the foregoing, to VIVUS, at no cost to VIVUS. Licensee shall own all Licensee Trademarks.

8.7          Regulatory Data Protection. As between the Parties, Licensee shall be solely responsible for deciding which of the VIVUS Patents to submit to FDA for listing in the Orange Book for any Product and for maintaining with FDA correct and complete listings of applicable patents for such Product; provided that Licensee shall not unreasonably fail to include any VIVUS Patents requested by VIVUS to be submitted to FDA for listing in the Orange Book.

8.8          Infringement of Third Party IP. Each Party shall promptly notify the other Party in writing of any allegation, claim or suit that the manufacture, use or sale of any Product infringes or misappropriates a Third Party’s Patent or other Intellectual Property. Subject to ARTICLE 10, each Party shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by such Party’s activities, at its own expense and by counsel of its own choice.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1          Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows, as of the Effective Date:

(a)            Corporate Existence and Power. It is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or formed, and has all requisite power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)            Authority and Binding Agreement. It has the requisite power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and this Agreement has been duly executed and delivered on its behalf, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

(c)            Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Third Parties required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained by it.

(d)            No Conflict. The execution and delivery of this Agreement, the performance of such Party’s obligations hereunder and the licenses and sublicenses to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of Applicable Law existing as of the Effective Date, (ii) do not and will not conflict with or violate the certificate of incorporation, certificate of formation, by-laws, limited partnership agreement or other organizational documents of such Party, and (iii) do not and will not conflict with, violate, breach, constitute a default or give rise to any right of termination under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date.

9.2          VIVUS Representations, Warranties and Covenants. VIVUS hereby represents, warrants, and covenants to Licensee as of the Effective Date that, except as disclosed in Schedule 9.2:

(a)            VIVUS is the exclusive licensee of the VIVUS Patents in the Field in the Licensee Territory;

(b)            except for the Auxilium Agreement, VIVUS has granted no rights to a Third Party under the VIVUS Technology with respect to the Commercialization of Product in the Field in the Licensee Territory, and as of the Effective Date, no Third Party has any right or license to clinically develop Product in the Field in the Territory at any time during the Term;

(c)            to the Knowledge of VIVUS as of the Effective Date, the manufacture, Development, and Commercialization of the Product in the Field in the Licensee Territory does not infringe any issued Third Party patents or any claims of any pending patent applications in the Licensee Territory that are reasonably likely to issue as filed. To the Knowledge of VIVUS, no Third Party is infringing any VIVUS Patents. VIVUS has not received any written notice from any Third Party asserting that the VIVUS Patents are invalid, unenforceable, or not infringed. VIVUS has not, and, to the Knowledge of VIVUS, MTPC has not, alleged that any Third Party infringes or has infringed the VIVUS Patents or misappropriated or used without authorization the VIVUS Know-How;

(d)            there are no material liens, encumbrances, charges, security interests, mortgages or other similar restrictions currently existing on or to the VIVUS Technology and VIVUS has not granted any outstanding liens, encumbrances, charges, security interests, mortgages or other similar restrictions on the VIVUS Technology in the Territory;

(e)            to the Knowledge of VIVUS, all of the clinical trials of the Product conducted prior to, or being conducted as of, the Effective Date were conducted, or are being conducted, in accordance with Applicable Laws, and in the case of clinical trials, the then valid cGCP. “cGCP” shall mean the current standards for Clinical Trials for drugs, as set forth in the FDC Act and applicable FDA regulations (including without limitation 21 C.F.R. Parts 50, 54 and 56) and guidances promulgated thereunder, as amended from time to time;

(f)            VIVUS has disclosed, shown or made available (e.g., through the electronic data room) to Licensee all material information and data (including without limitation all communications with or from the FDA or any other Regulatory Authority) relating to the results of all preclinical studies and clinical trials of the Product;

(g)            VIVUS has provided to, or made available for review by, Licensee all reports and data collections containing information about adverse safety issues (including adverse drug experiences) related to the Product of which VIVUS has Knowledge;

(h)            VIVUS has not received any written notice from any Third Party asserting or alleging that the research, Development, making or using of the Product by VIVUS prior to the Effective Date has infringed or otherwise violated, or that the Commercialization of the Product in the Field in the Licensee Territory will infringe or otherwise violate, the intellectual property rights of such Third Party.

(i)             VIVUS has obtained the Product Marketing Authorization. True and complete copies of such Product Marketing Authorization and all correspondence with the FDA and any other Regulatory Authority relating to the Product Marketing Authorization have been provided to Licensee. As of the Effective Date, the Product Marketing Authorization remains valid, and VIVUS has not received any notices from the FDA or any other Regulatory Authority regarding any possible modifications or withdrawals;

(j)             the MTPC Agreement is valid, binding and in full force and effect and is enforceable by VIVUS in accordance with its terms. Except as would not reasonably be expected to result in the termination, or material limitation, restriction or adverse change, in the rights granted to Licensee by the terms of this Agreement, (i) VIVUS has performed all obligations required to be performed by it to date under the MTPC Agreement and is not in breach of or in default under the MTPC Agreement, and no event has occurred which with the passage of time or giving of notice or both would constitute such a breach or default, (ii) there is no existing breach or default by MTPC and (iii) no event has occurred which with the passage of time or giving notice of or both would constitute such a breach or default by MTPC. VIVUS has not received any written notice of breach under the MTPC Agreement, whether or not cured or disputed. MTPC has not exercised its rights under Section 2.4 of the MTPC Agreement. To the Knowledge of VIVUS, VIVUS’ rights under the VIVUS Technology with respect to the Development, manufacture or Commercialization of the Product in the Field for the Licensee Territory are exclusive as to MTPC. VIVUS has provided to Licensee a complete and accurate copy of the MTPC Agreement as of the Effective Date;

(k)            with respect to the Product covered by the Product Marketing Authorization, VIVUS has paid in full the milestones due to date under the MTPC Agreement;

(l)             VIVUS will not at any time during the Term take any action that it knows or should know, will result in a breach of the MTPC Agreement and will throughout the Term comply with the terms and provisions of the MTPC Agreement in all material respects. VIVUS will not at any time during the Term terminate the MTPC Agreement without the prior written consent of Licensee. VIVUS will not agree to any amendment, waiver of rights, or modification of the MTPC Agreement that (i) would reasonably be expected to result in (A) any non-routine increase in the Price (as defined in the Commercial Supply Agreement), (B) any early termination of the Commercial Supply Agreement, or (C) any increase in the Licensee’s Minimum Purchase Obligations (as defined in the Commercial Supply Agreement), (ii) has, or would reasonably be expected to have, any other material negative effect or other material adverse impact on (A) any financial or reporting obligation of Licensee or (B) on the rights granted to Licensee under this Agreement or the material obligations imposed on Licensee under this Agreement, without the prior written consent of Licensee;

(m)           VIVUS has not knowingly failed to furnish Licensee with any information requested by Licensee, or intentionally concealed from Licensee any information in VIVUS’ possession which would be reasonably likely to be material to Licensee’s decision to enter into this Agreement and undertake the commitments and obligations set forth herein;

(n)            as of the Effective Date, VIVUS represents and warrants that (i) there is no actual, pending, alleged or, to the Knowledge of VIVUS, threatened product liability action with respect to any Product anywhere in the United States or the European Union; (ii) to the Knowledge of VIVUS, there is no actual, pending, alleged or threatened product liability action with respect to any Product anywhere else the world; and (iii) to the Knowledge of VIVUS, there are no facts or circumstances that would cause VIVUS to believe that there is a basis for such a product liability claim;

(o)            to the Knowledge of VIVUS, VIVUS, its Affiliates, its sublicensees, and their respective authorized distributors and agents, in each case in respect of the Product, have shipped and sold at all times during the nine (9) month period prior to the Effective Date, the Product in the ordinary course of business and consistent with past Product shipment and sales practices and, in particular, have not, directly or indirectly: (a) engaged in “channel stuffing” or “load” selling of Product, (b) encouraged or required customers to “buy in” Product, (c) encouraged customers to make payments earlier than would otherwise reasonably be expected (based on historical patterns) to be made, or otherwise (d) engaged in the process of positioning inventory of the Product with distributors, wholesalers, retailers or customers materially in excess of requirements or initiated or engaged in any program, activity or other action (including any rebate, discount, chargeback or refund policy or practice) that could reasonably be expected to result, directly or indirectly, in sales or profits materially in excess of purchasing patterns that have been normal for the Product;

(p)            to the Knowledge of VIVUS, Auxilium has not taken any action or failed to take any action which would constitute a material breach or default under Section  4.8, Section 5.3(a), and Section 5.3(b) of the Auxilium Agreement;

(q)            as of the Effective Date, all product fees, establishment fees and other fees for amounts greater than $10,000 invoiced by any Governmental Authority in the Licensee Territory with respect to the Product and the Product Marketing Authorizations have been paid; and

(r)            as of the Effective Date, VIVUS has not elected to assume responsibility over any existing patient assistance programs pursuant to Section 4.2 of the Transition Services Agreement.

9.3          Assigned Trademark Representations and Warranties.     VIVUS hereby represents and warrants to Licensee as of the Effective Date that:

(a)            to the Knowledge of VIVUS, there is no Third Party using or infringing any of the Assigned Trademarks in the Licensee Territory in derogation of the rights granted to Licensee in this Agreement;

(b)            except as disclosed in Schedule 9.3, attached hereto, VIVUS has not received notice of any opposition or cancellation action or litigation pending or any communication which expressly threatens an opposition or cancellation action, or other litigation, before any trademark office, court or any other governmental entity in the Licensee Territory with respect to any of the Assigned Trademarks;

(c)            the Assigned Trademarks are the only trademarks that, prior to the consummation of the transactions contemplated herein, were owned, held, Controlled, licensed or otherwise used (or intended to be used) by VIVUS or its Affiliates with respect to the Product in the Field in the Licensee Territory (other than VIVUS’ corporate name and/or logo);

(d)            to the Knowledge of VIVUS, prior to the consummation of the transactions contemplated herein, it had all rights necessary to use the Assigned Trademarks with respect to the Product in the Licensee Territory and to assign and transfer to Licensee the Assigned Trademarks as set forth above; and

(e)            to the Knowledge of VIVUS, it has not infringed, misappropriated, diluted or otherwise violated any trademark of any Third Parties by registering or using the Assigned Trademarks in the Licensee Territory.

9.4          Licensee Representations, Warranties and Covenants.

(a)            Licensee hereby represents and warrants to VIVUS as of the Effective Date that, except as disclosed by VIVUS in Schedules 9.2 and 9.3, to the actual knowledge of Greg Ford, Keith Lavan and Keith Rotenberg, there are no misrepresentations or breaches of any of VIVUS’ representations or warranties under this Agreement.

(b)            Licensee hereby covenants not to sue the VIVUS Indemnitees (as defined in Section 10.2 hereof), and shall defend, indemnify and hold harmless the VIVUS Indemnitees from and against any and all Losses incurred by the VIVUS Indemnitees, for any such VIVUS Indemnitees’ compliance with any Financing Entity’s notice of its exercise of rights and remedies under the Financing Documents in connection with any Financing Default (including during the pendency of any dispute between Licensee and the Financing Entity relating to or arising under the Financing Documents, provided that the Financing Entity provides written notice to VIVUS of such exercise of such rights and remedies).

9.5          Compliance with Law. Each Party shall, and shall use Commercially Reasonably Efforts to ensure that its Affiliates and sublicensees shall, comply in all material respects with all Applicable Laws in exercising their rights and fulfilling their obligations under this Agreement. If the exercise by Licensee of any of its rights under the Agreement requires the making of filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, then each Party agrees to diligently make any such filings and respond to any request for information to expedite review of such transaction.

9.6          Representations Regarding Debarment and Compliance.

(a)            Each Party represents, warrants and covenants that as of the Effective Date and during the Term, neither it nor any of its Affiliates nor any of their respective directors, officers, employees, or consultants, and, to its Knowledge based upon reasonable inquiry, any Third Party (and its directors, officers, employees and consultants), in each case who were responsible for the development or whose responsibilities involve the Development or Commercialization of the Product as authorized by this Agreement:

(i)	are debarred under Section 306(a) or 306(b) of the FD&C Act;

(ii)            have been charged with, or convicted of, any felony or misdemeanor under Applicable Laws related to any of the following: (A) the development or approval of any drug product or the regulation of any drug product under the FD&C Act; (B) a conspiracy to commit, aid or abet the development or approval of any drug product or regulation of any drug product; (C) health care program-related crimes (involving Medicare or any state health care program); (D) patient abuse, controlled substances, bribery, payment of illegal gratuities, fraud, perjury, false statement, racketeering, blackmail, extortion, falsification or destruction of records; (E) interference with, obstruction of an investigation into, or prosecution of, any criminal offense; or (F) a conspiracy to commit, aid or abet any of these listed felonies or misdemeanors; and

(iii)            is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any United States federal or state health care programs (including convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any United States federal procurement or nonprocurement programs.

(b)            Each Party will notify the other Party promptly, but in no event later than five (5) Business Days, after knowledge of any exclusion, debarment, suspension or other ineligibility set forth in Section 9.6(a)(iii) occurring during the Term, or if such Party concludes based on its good faith business judgment that a pending action or investigation is likely to lead to the exclusion, debarment, suspension or other ineligibility of such Party.

9.7          New Generation Compounds. Pursuant to Section 2.6 of the MTPC Agreement, VIVUS has been granted a right of first refusal and certain related rights by MTPC in connection with New Generation Compounds, as defined in the MTPC Agreement. VIVUS hereby agrees that, at Licensee’s written request, VIVUS shall exercise such rights with respect to the Licensee Territory, and shall negotiate with MTPC in good faith to obtain the right to sublicense such rights to Licensee, and Licensee shall be responsible for any and all monetary obligations associated therewith, including (i) any and all payment obligations to MTPC or any third party under any arrangement for such rights and (ii) out-of-pocket costs incurred by VIVUS in connection with the exercise of such rights and related negotiations, provided, however, that (x) in the case of the foregoing clause (i), VIVUS shall have provided Licensee ample opportunity to review any such proposed arrangements, and consulted and reasonably cooperated with Licensee in connection with the negotiation of any such arrangements, and (y) in the case of the foregoing clause (ii), all such out-of-pocket costs shall have been expressly approved by Licensee prior to the incurrence thereof by VIVUS. All additional sublicensable rights obtained by VIVUS through exercise of such rights shall be sublicensed to Licensee and governed by the terms of this Agreement, subject to the terms of any relevant arrangement between VIVUS and MTPC.

9.8          No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 9, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 10
INDEMNIFICATION

10.1        Indemnification by VIVUS. VIVUS shall defend, indemnify, and hold harmless Licensee, its Affiliates, and their respective officers, directors, employees, consultants and authorized agents and their respective successors and assigns or heirs, as the case may be (the “Licensee Indemnitees”) from and against any and all Losses incurred by such Licensee Indemnitee based on or arising out of:

(a)            any misrepresentation or breach of any of VIVUS’ representations, warranties, covenants or obligations under this Agreement;

(b)            the negligence or willful misconduct of, or violation of Applicable Law by, VIVUS, its Affiliates, licensees, distributors or their respective officers, directors, employees, consultants or authorized agents under this Agreement; or

(c)            the Commercialization of any Product by VIVUS, its Affiliates, and its current and former sublicensees.

The foregoing indemnity obligations shall not apply to the extent that the Losses of such Licensee Indemnitee were caused by: (i) a breach of any of Licensee’s representations, warranties, covenants, or obligations under this Agreement; or (ii) the negligence or willful misconduct of, or violation of Applicable Law by, such Licensee Indemnitee.

10.2        Indemnification by Licensee. Licensee shall defend, indemnify and hold harmless VIVUS, its Affiliates, and their respective officers, directors, employees, consultants and authorized agents and their respective successors and assigns or heirs, as the case may be (the “VIVUS Indemnitees”) from and against any and all Losses incurred by such VIVUS Indemnitee based on or arising out of:

(a)            any misrepresentation or breach of any of Licensee’s representations, warranties, covenants or obligations under this Agreement;

(b)            the negligence or willful misconduct of, or violation of Applicable Law by, Licensee, its Affiliates, licensees, distributors or their respective officers, directors, employees, consultants or authorized agents under this Agreement; or

(c)	the Commercialization of any Product by Licensee, its Affiliates, and sublicensees.

The foregoing indemnity obligation shall not apply to the extent that the Losses of such VIVUS Indemnitee were caused by: (i) a breach of any of VIVUS ‘s representations, warranties, covenants, or obligations under the Agreement; or (ii) the negligence or willful misconduct of, or violation of Applicable Law by, such VIVUS Indemnitee.

10.3        Indemnification Procedures. The Party claiming indemnity under this ARTICLE 10 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly and in no event later than thirty (30) days after learning of a written Claim (“Indemnified Claim”). Failure by an Indemnified Party to give notice of an Indemnified Claim within thirty (30) days of receiving a writing reflecting such Claim shall not relieve the Indemnifying Party of its indemnification obligations hereunder except and solely to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give such notice. The Indemnifying Party shall have the right to assume and control the defense of the Indemnified Claim with counsel of its choice so long as the Indemnifying Party is conducting a good faith and diligent defense. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance in connection with the defense of the Indemnified Claim. The Indemnified Party may monitor such defense with counsel of its own choosing at its sole expense; provided, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnifying Party and the Indemnified Party in respect of such claim, such Indemnified Party shall have the right to employ separate counsel to represent such Indemnified Party with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party. The Indemnifying Party may not settle the Indemnified Claim without the prior written consent of the Indemnified Party, such consent shall not be unreasonably withheld, delayed or conditioned. If the Indemnifying Party does not assume and conduct the defense of the Indemnified Claim as provided above: (a) the Indemnified Party may assume and conduct the defense of the Indemnified claim at the Indemnifying Party’s expense; (b) the Indemnified Party may consent to the entry of any judgment or enter into any settlement with respect to the Indemnified Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); and (c) the Indemnifying Party will remain responsible to indemnify the Indemnified Party for Losses as provided in this ARTICLE 10.

10.4        Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY EXEMPLARY, SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, COSTS OR EXPENSES (INCLUDING LOST PROFITS, LOST REVENUES AND/OR LOST SAVINGS) ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY IN CONNECTION WITH THIRD PARTY CLAIMS UNDER SECTION 10.1 OR 10.2, (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ARTICLE 11, OR (C) DAMAGES TO THE EXTENT ARISING FROM OR RELATING TO WILLFUL MISCONDUCT OR FRAUDULENT ACTS OR OMISSIONS OF A PARTY.

10.5        Insurance. Licensee shall procure and maintain insurance during the Term of this Agreement and for a period of [***] ([***]) years following the termination or expiration of this Agreement, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated. Such insurance shall be written by insurance companies with a rating of at least an “A-” in the latest addition of A.M. Best or its equivalent. Without limiting the generality of the foregoing, Licensee’s insurance shall include, at minimum, the following coverages:

(a)            commercial general liability coverage with minimum per claim limits of at least [***] per occurrence and [***] annual aggregate, the policy(ies) for which shall (A) name VIVUS as an additional insured, and (B) be primary and non-contributory;

(b)            automobile liability coverage covering all owned, hired and non-owned automobile equipment with minimum per claim limits of [***] per occurrence and annual aggregate, the policy(ies) for which shall name VIVUS as an additional insured;

(c)            excess liability/umbrella coverage with minimum per claim limits of at least [***] per occurrence and annual aggregate;

(d)            products liability coverage with minimum per claim limits of at least [***] per occurrence and annual aggregate with a [***] ([***]) year extended reporting period endorsement, the policy(ies) for which shall name VIVUS as an additional insured; and

(e)            property coverage having limits adequate for Product inventory in Licensee’s care, custody, and/or control and for Product in transit to and from Licensee.

It is understood that the insurance requirements above shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this ARTICLE 10. Licensee shall provide VIVUS with written evidence of such insurance upon written request. Licensee shall provide VIVUS with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance that materially adversely affects the rights of VIVUS hereunder.

ARTICLE 11 CONFIDENTIALITY

11.1        Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the receiving Party agrees that, for the Term and for five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information of the disclosing Party except for that portion of such information or materials that the receiving Party can demonstrate by competent proof:

(a)            was already known to the receiving Party or its Affiliate, other than under, an obligation of confidentiality, at the time of disclosure by the disclosing Party;

(b)            was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)            became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)            is subsequently disclosed to the receiving Party or its Affiliate by a Third Party without obligations of confidentiality with respect thereto; or

(e)            is subsequently independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of Confidential Information.

Notwithstanding the foregoing, the receiving Party may disclose without violation of this Agreement such portion of the Confidential Information as is required or permitted to be disclosed if, on the advice of counsel, it is required under Applicable Law or pursuant to legal process to disclose such Confidential Information of the disclosing Party; provided that unless otherwise prohibited by Applicable Law, the receiving Party first advises the disclosing Party of such intended disclosure and provides the disclosing Party with the opportunity to seek appropriate judicial or administrative relief to avoid, or obtain confidential treatment of, such disclosure at the disclosing Party’s sole cost and expense.

11.2        Authorized Disclosure. The receiving Party may disclose Confidential Information belonging to the disclosing Party to the extent the receiving Party determines such disclosure is reasonably necessary in the following situations:

(a)	prosecuting or defending litigation relating to this Agreement;

(b)            in the case of VIVUS as the receiving Party, subject to prior written notice to Licensee, disclosure to MTPC as required pursuant to the MTPC Agreement;

(c)            in the case of VIVUS as the receiving Party, disclosure to its licensees, sublicensees, and collaborators with respect to the Product outside the Territory or outside the Field, but solely to the extent that such Confidential Information (i) raises any material concerns regarding the safety or efficacy of any Product; (ii) indicates or suggests a potential material liability of either VIVUS or the applicable licensee, sublicensee, or collaborator to Third Parties in connection with any Product; (iii) is reasonably likely to lead to a recall or market withdrawal of any Product; or (iv) relates to any Product and is reasonably likely to have a material impact on a Regulatory Approval, Pricing Approval, or the Commercialization of any Product in such licensee’s, sublicensee’s, or collaborator’s territory; provided that each such Person must be bound by obligations of confidentiality and non-use no less stringent than those set forth in Section 11.1 prior to any such disclosure (it being understood that receiving Party shall be liable for any breach of such confidentiality and non-use obligations by any such Person);

(d)            disclosure to the receiving Party’s Affiliates’ and their respective directors, officers, employees, consultants, attorneys, professional advisors, bankers, lenders, insurers, sublicensees, suppliers and distributers only on a need-to-know basis and solely as necessary in connection with this Agreement; provided that each such Person must be bound by obligations of confidentiality and non-use on substantially similar terms as those set forth in Section 11.1 prior to any such disclosure (it being understood that receiving Party shall be liable for any breach of such confidentiality and non-use obligations by any such Person);

(e)            disclosure to any bona fide potential or actual investor, acquirer, merger partner, or other potential or actual financial partner (and/or their respective consultants, attorneys, professional advisors) on a need-to-know basis and solely for the purpose of evaluating a potential investment, acquisition, merger, or similar transaction; provided that each such Person must be bound by obligations of confidentiality and non-use on substantially similar terms as those set forth in Section 11.1 prior to any such disclosure (it being understood that the receiving Party shall be liable for any breach of such confidentiality and non-use obligations by any such Person); and

(f)            disclosure to any Financing Entity (and/or their respective consultants, attorneys, professional advisors) on a need-to-know basis and solely for the purpose of evaluating a potential Debt Financing or similar transaction or the enforcement thereof; provided that each such Person must be bound by written obligations of confidentiality and non-use on terms that are no less protective than those set forth in Section 11.1 prior to any such disclosure (it being understood that the receiving Party shall be solely liable for any breach of such confidentiality and non-use obligations by any such Person).

11.3        Publicity; Terms of Agreement.

(a)            The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the authorized disclosure provisions set forth in Section 11.2 and this Section 11.3.

(b)            The Parties have agreed to make a joint public announcement of the execution of this Agreement substantially in the form of the press release attached as Exhibit D on or after the Effective Date. After release of such press release announcing this Agreement, if either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval, such approval not to be unreasonably withheld, conditioned or delayed. A Party commenting on such a proposed press release shall provide its comments, if any, within forty-eight (48) hours after receiving the press release for review. Neither Party shall be required to seek the permission of the other Party to disclose any information already disclosed or otherwise in the public domain, provided such information remains accurate.

(c)            Either Party or any of its Affiliates (the “Filing Party”) may publicly disclose without violation of this Agreement, such terms of this Agreement as are, on the advice of such Filing Party’s counsel, required by the rules and regulations of the SEC or any other applicable entity having regulatory authority over such Filing Party’s securities; provided that such Filing Party shall advise the other Party of such intended disclosure and request confidential treatment of certain commercial terms and technical terms hereof to the extent such confidential treatment is reasonably available to such Filing Party. In the event of any such filing, such Filing Party will provide such other Party, a reasonable time prior to filing, with a copy of the Agreement marked to show provisions for which such Filing Party intends to seek confidential treatment and shall reasonably consider and incorporate such other Party’s comments thereon to the extent consistent with the legal requirements applicable to such Filing Party and that govern redaction of information from material agreements that must be publicly filed. Such other Party shall provide the Filing Party any such comments as promptly as practicable. The intention of the Parties is to agree upon a single redacted version of the Agreement to be filed with the SEC or any other applicable entity.

ARTICLE 12

TERM AND TERMINATION

12.1        Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this ARTICLE 12, shall remain in effect until the expiration of the last-to-expire payment obligation in ARTICLE 7 (the “Term”). Upon the expiration of the Term, the licenses and covenant in Sections 2.1 and 2.9 shall become fully paid-up, royalty-free, perpetual and irrevocable.

12.2        Termination For Cause, Convenience, or Generic Entry.

(a)            Material Breach.     Either Party shall have the right to terminate this Agreement, upon written notice to the other Party if such other Party, after receiving written notice from the terminating Party identifying a material breach by such other Party of its obligations under this Agreement, fails to cure (or if not curable within such time period, adopt a plan for cure during such time period) such material breach within [***] from the date of such notice (or, in the case of payment obligations, [***] from the date of such notice); provided, however, that in the event the non-terminating Party contests any such asserted breach in good faith and diligently pursues the dispute resolution procedures set forth in ARTICLE 13, such [***] cure period shall be tolled or suspended until the final resolution of such dispute pursuant to the terms of, and in accordance with, the terms and provisions of ARTICLE 13, subject to any exercise by MTPC of its right of termination of the MTPC Agreement due to any material breach of the provisions or conditions of the MTPC Agreement arising from the facts or circumstances that resulted in the material breach by such non-terminating Party hereunder. Notwithstanding the foregoing, in the event of any uncured material breach by Licensee of its obligations hereunder, VIVUS shall only exercise its right to terminate this Agreement under this Section 12.2(a) to the extent that MTPC exercises its right of termination of the MTPC Agreement due to a material breach of the MTPC Agreement. For the avoidance of doubt (and without limiting VIVUS’ remedies for any other breaches by Licensee), Licensee’s uncured failure to pay the amounts set forth in Section 7.1 by the deadlines set forth therein shall each be deemed to be a material breach

(b)            Government Action. VIVUS shall have the right to terminate this Agreement immediately upon written notice to Licensee if Licensee is excluded from participation in United States federal healthcare programs and fails to cure such exclusion within one hundred twenty (120) days.

(c)            Licensee Termination for Convenience. Licensee shall have the right to terminate this Agreement for any reason upon one hundred eighty (180) days prior written notice to VIVUS.

(d)            Licensee Termination Upon Generic Entry. Licensee shall have the right to terminate this Agreement upon a Generic Entry after providing thirty (30) days written notice. Within thirty (30) days after receipt of an invoice from VIVUS, Licensee shall reimburse VIVUS for any cancelation fees, penalties, or other payments owed by VIVUS to a Third Party as a direct result of such termination, as well as any other non-cancelable expenses reasonably incurred by VIVUS in connection with its obligations under this Agreement or the Commercial Supply Agreement prior to the effective date of termination.

12.3        Termination for Patent Challenge. VIVUS may terminate this Agreement in its entirety upon written notice to Licensee if Licensee or any Affiliate, directly or indirectly, individually or in association with any other person or entity, commences any action or proceeding that challenges the validity or enforceability of any VIVUS Patent in the Licensee Territory, except if such action or proceeding is commenced in response to a claim asserted by VIVUS against Licensee or the Licensee Affiliate for infringement of such VIVUS Patent. In the event Licensee is aware that a sublicensee of its license rights hereunder, directly or indirectly, individually or in association with any other person or entity, commences any action or proceeding that challenges the validity, enforceability or scope of any VIVUS Patent in the Licensee Territory, Licensee shall promptly terminate the applicable sublicense. If Licensee does not terminate such sublicense within thirty (30) days of Licensee being made aware of such challenge by VIVUS, VIVUS may terminate this Agreement in its entirety upon written notice to Licensee.

12.4        Termination Upon Bankruptcy. Either Party shall have the right to terminate this Agreement immediately by providing written notice, if: (a) the other Party applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its assets, (b) the other Party makes a general assignment for the benefit of its creditors, (c) the other Party is dissolved or liquidated in full or in substantial part, (d) the other Party commences a voluntary case under Chapter 7 (a “Chapter 7 Case”) of title 11 of the United States Code (the “United States Bankruptcy Code”) or consents to any such relief or to the appointment of or taking possession of its property by any official in such an involuntary case or such other proceeding commenced against it, (e) the other Party takes any corporate action for the purpose of effecting any of the foregoing, (f) a case under Chapter 11 of the United States Bankruptcy Code in respect of such Party is converted to a Chapter 7 Case, or (g) the other Party becomes the subject of an involuntary Chapter 7 Case or other proceeding seeking liquidation with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect that is not dismissed within sixty (60) days after commencement.

12.5        Effect of Termination of the Agreement. Except as provided in this Section 12.5 upon any termination of this Agreement other than the expiration of the Term, the following shall apply (in addition to any other rights and obligations under Section 12.6 or otherwise under this Agreement with respect to such termination):

(a)            The License. The License shall terminate (and, as between the Parties, all rights in the VIVUS Technology shall revert to VIVUS); provided that in the event that Licensee terminates this Agreement pursuant to Section 12.2(a) or 12.4, the License shall remain in full force and effect (but on a non-exclusive basis), solely to the extent necessary to permit Licensee, its Affiliates, or its sublicenses to sell any inventories of Products in the Licensee Territory pursuant to Section 12.5(f). For the avoidance of doubt, Section 2.9 shall not apply to any activities after the effective date of termination, except for those activities permitted by Section 12.5(f).

(b)            VIVUS License. The VIVUS License (other than Section 2.3(a)) shall survive any termination of this Agreement. In addition, in the event of any termination of this Agreement other than by Licensee pursuant to Section 12.2(a) or 12.4, Licensee shall automatically grant to VIVUS a non-exclusive, royalty-free, sublicensable (through multiple tiers) license under the Licensee Technology, to use, make, have made, distribute, import, Develop, Promote, market, sell, offer for sale, and otherwise Commercialize Products in the Field in the Licensee Territory.

(c)            Marks. Upon any expiration or early termination of this Agreement, Licensee shall and hereby agrees to sell, assign, convey, transfer and deliver all rights in the Assigned Trademarks, any goodwill associated therewith, and all rights in and to any of the foregoing, to VIVUS, and Licensee shall assign to VIVUS any Licensee Trademarks incorporating the mark STENDRA that are Controlled by Licensee and then being used to Commercialize Product in the Licensee Territory, but expressly excluding (i) Licensee’s corporate name, (ii) any other mark that incorporates or is derived from Licensee’s corporate names, and (iii) any other proprietary mark of Licensee that is used by Licensee independently of the Product, provided that in the event of expiration of this Agreement, to the extent that Licensee continues to Commercialize the Product in the Licensee Territory under the Assigned Trademarks, then upon written request by Licensee, VIVUS agrees to waive the right to have the ownership of the Assigned Trademarks transferred to VIVUS so long as Licensee pays the Trademark Royalty Payments in accordance with Exhibit C.

(d)            Regulatory Materials. To the extent permitted by Applicable Law, Licensee shall transfer and assign to VIVUS all Regulatory Materials, Regulatory Approvals, and Pricing Approvals with respect to Product that are Controlled by Licensee or its Affiliates, if any; provided that in the event that Licensee terminates this Agreement pursuant to Section 12.2(a) or 12.4, Licensee shall be permitted (on a non-exclusive basis) to sell under such Regulatory Materials, Regulatory Approvals, and Pricing Approvals any inventories of Products in the Licensee Territory to the extent permitted pursuant to Section 12.5(f). The Parties agree that any failure by Licensee to perform its obligation to transfer and assign the Product Marketing Authorization to VIVUS following termination in accordance with this section may cause irreparable harm to VIVUS, for which damages may not be an adequate remedy. Therefore, in addition to its rights and remedies otherwise available at law, including, without limitation, the recovery of damages for breach of this Agreement, VIVUS shall be entitled to seek specific performance of such obligation, along with such other and further equitable relief as a court may deem proper under the circumstances.

(e)            Transition Assistance. In the event of any early termination of this Agreement, to the extent the Transition Services Agreement has not expired, at VIVUS’ request, Licensee shall promptly transfer and assign to VIVUS all of Licensee’s rights, title, interest in, liabilities and obligations under the Transition Services Agreement; provided that, Licensee shall be responsible for any liabilities and obligations accrued by Licensee under the Transition Services Agreement prior to the effective date of such transfer and assignment, subject to VIVUS’ indemnification obligations under Section 10.1 hereof. In the event of any termination of this Agreement other than termination by Licensee pursuant to Section 12.2(a) or 12.4, Licensee shall provide reasonable assistance, at no cost to VIVUS, as may be reasonably necessary for VIVUS to commence or continue Developing, manufacturing and Commercializing the Products in the Licensee Territory, including without limitation, upon request of VIVUS, using commercially reasonable efforts to transfer any agreements or arrangements with distributors that apply solely to the sale or supply of Product in the Licensee Territory.

(f)            Sell-Through of Inventory. For a period of six (6) months following the effective date of termination, Licensee, its Affiliates, and its sublicensees may sell or otherwise dispose of the inventory of Product then on hand or in production or for which substantial preparation for manufacture has been made or which they are legally obligated to supply, provided that this provision shall not limit, and Licensee shall satisfy, Licensee’s obligations under the Commercial Supply Agreement with respect to any minimum purchase requirements or related obligations thereunder.

(g)            Sublicense Agreements. The Parties agree that upon termination of this Agreement for any reason, all sublicenses granted by Licensee to Affiliates or Third Parties under the VIVUS Technology shall immediately terminate.

(h)            Certain Pre-Termination Liabilities. Following termination of this Agreement, Licensee shall retain liability for payment of all gross to net sales deductions (including returns, rebates and chargeback) of Products that were sold prior to the effective date of termination. To the extent that that any such deductions are charged to or otherwise borne by VIVUS, Licensee shall reimburse VIVUS promptly (but in any event no later than thirty (30) days) following Licensee’s receipt of an invoice therefor. For the avoidance of doubt, the foregoing is not intended to prevent Licensee from properly deducting the Net Sales Deductions when calculating Net Sales.

(i)            Sales Volume. Licensee shall use Commercially Reasonable Efforts to ensure that the average monthly sales volume of each Product leading up to the effective date of termination does not substantially exceed the average monthly sales volume of such Product for the six (6) month period prior to date of the notice of termination, and in any event Licensee shall not take any affirmative action to cause such outcome.

12.6        Accrued Liabilities; Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination (including any milestone or other payment that has been triggered by an event occurring prior to the effective date of termination or expiration), nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

12.7        Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by VIVUS and Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of (i) the commencement of a case by or against a Party (such Party, the “Debtor”) under the United States Bankruptcy Code, (ii) the rejection of this Agreement by the Debtor pursuant to section 365 of the United States Bankruptcy Code, and (iii) the election of the other Party to retain its rights under section 365(n)(1)(B) of the United States Bankruptcy Code, then the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it following the rejection of this Agreement by the Debtor upon written request therefor by the other Party.

12.8        Survival. The following provisions shall survive any expiration or termination of this Agreement: ARTICLE 1, 10, 11, 13, 14 and Sections 7.6, 8.1, 12.5, 12.6, 12.7, and 12.8.

ARTICLE 13
DISPUTE RESOLUTION

13.1        Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this ARTICLE 13 if and when a dispute arises under this Agreement.

(a)            Referred from Committee. Any disputes, controversies or differences which may arise from the JSC pursuant to ARTICLE 3 shall be resolved in accordance with Section 3.5.

(b)            Good Faith Resolution. Any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either Party, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one (1) in-person meeting between the chief executive officers of each Party. If the matter is not resolved within thirty (30) days following the request for discussions, either Party may then invoke the provisions of Section 13.2.

13.2        Arbitration. Any dispute, controversy or claim arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement that is not resolved pursuant to Section 13.1, except for a dispute, claim or controversy under Section 13.10, shall be settled by binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures of JAMS then in effect (the “JAMS Rules”), except as otherwise provided herein. The arbitration shall be governed by the United States Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Federal Arbitration Act”), to the exclusion of any inconsistent state laws. The United States Federal Rules of Civil Procedure shall govern discovery and the rules of evidence for the arbitration. The arbitration will be conducted in New York, New York and the Parties consent to the personal jurisdiction of the United States federal courts, for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement. Any situation not expressly covered by this Agreement shall be decided in accordance with the JAMS Rules.

13.3        Arbitrator. The arbitrator shall be one (1) neutral, independent and impartial arbitrator selected from a pool of retired federal judges or magistrates to be presented to the Parties by JAMS. Failing the agreement of the Parties as to the selection of the arbitrator within thirty (30) days, the arbitrator shall be appointed by JAMS in accordance with the JAMS Rules.

13.4        Decision. The power of the arbitrator to fashion procedures and remedies within the scope of this Agreement is recognized by the Parties as essential to the success of the arbitration process. The arbitrator shall not have the authority to fashion remedies which would not be available to a federal judge hearing the same dispute. The arbitrator is encouraged to operate on this premise in an effort to reach a fair and just decision. Reasons for the arbitrator’s decisions should be set forth in accordance with the JAMS Rules. Such a written decision shall be rendered by the arbitrator following a full comprehensive hearing, no later than 6 months following the selection of the arbitrator as provided for in Section 13.3.

13.5        Award. Any award shall be promptly paid in United States dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Applicable Law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this ARTICLE 13, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in any court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award. The award shall include interest from the date of the award until paid in full, at a rate fixed by the arbitrator and the arbitrator may, in his or her discretion, award pre judgment interest. With respect to money damages, nothing contained herein shall be construed to permit the arbitrator or any court or any other forum to award punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages.

13.6        Costs. Each Party shall bear its own legal fees. The arbitrator shall assess his or her costs, fees and expenses against the Party losing the arbitration and shall require such losing Party to reimburse the other Party for all of its reasonable attorneys’ fees, costs, and disbursements arising out of the arbitration (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, and so on). Notwithstanding the foregoing, if the arbitrator believes that neither Party is the clear loser, the arbitrator shall divide his or her costs, fees, and expenses according to his or her sole discretion, and each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration.

13.7        Injunctive Relief. Provided a Party has made a sufficient showing under the rules and standards set forth in the Federal Rules of Civil Procedure and applicable case law, the arbitrator shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief. Additionally, nothing in this ARTICLE 13 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

13.8        Confidentiality. The arbitration proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required to comply with Applicable Laws, including rules and regulations promulgated by the SEC, The NASDAQ Stock Market or any securities exchanges, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

13.9        Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

13.10      Patent and Trademark Disputes; Financing Entity Disputes.

(a)            Notwithstanding anything to the contrary in this ARTICLE 13, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of the VIVUS Patents, Assigned Trademarks, Licensee Patents, Licensee Trademarks or Joint Patents shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

(b)            Notwithstanding anything to the contrary in this ARTICLE 13, any Financing Entity may bring a proceeding in a court of competent jurisdiction located in the State of New York solely to enforce its rights under Sections 5.1(c), 13.10(b), 14.1, 14.5 and 14.8 hereof. Such courts of competent jurisdiction located in the State of New York shall have the sole and exclusive jurisdiction to hear and adjudicate any claims pursuant to this Section 13.10(b).

ARTICLE 14
MISCELLANEOUS

14.1        Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, together with the letter agreement dated September 30th, 2016 between VIVUS and Hercules Capital, Inc., and the terms of the MTPC Agreement which are incorporated herein by reference, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. Notwithstanding anything to the contrary in this Section 14.1, no amendment of the definitions of “Financing Entity,” “Financing Default,” “Qualified Assignee,” or “Permitted Assignment” or Sections 5.1(c), 13.1013.10(b), 14.1, 14.5 and 14.8 hereof that effects the rights of any Financing Entity shall be effective without the prior written consent of each Financing Entity.

14.2            Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall mean conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.

14.3            Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 14.3, and shall be deemed to have been given for all purposes when received, if hand-delivered or by means of facsimile, or one (1) Business Day after being sent by a reputable overnight delivery service.

If to VIVUS:	VIVUS, Inc.
351 E. Evelyn Ave. Mountain View, CA 94041 Fax: (650) 934-5320
Attention: General Counsel
Email: generalcounsel@vivus.com

With a copy to:	Weil, Gotshal & Manges LLP 767 Fifth Avenue
New York, NY 10153 Fax: (212) 310-8007
Attention: Michael A. Epstein
Email: michael.epstein@weil.com

If to Licensee:	Metuchen Pharmaceuticals LLC 11 Commerce Drive, 1st Floor Cranford, NJ 07016
Facsimile: (908) 272-3084
Attention: Greg Ford
Email: GFord@kfe-llc.com

With a copy to:	[***]

With a copy to:	Lowenstein Sandler LLP 65 Livingston Avenue
Roseland, New Jersey 07068
Facsimile: (973) 597-2400
Attention: Michael J. Lerner
Email: MLerner@lowenstein.com

14.4            No Strict Construction; Headings; Interpretation. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. The definitions of the terms herein apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws herein will be construed as referring to such laws and any rules or regulations promulgated thereunder as from time to time enacted, repealed or amended, (c) any reference herein to any Person will be construed to include such Person’s successors and assigns (including any Financing Entity or Qualified Assignee, as applicable), (d) the words “herein”, “hereof’ and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, except as expressly provided in this Agreement, (f) as applied to a Party, the word “will” shall be construed to have the same meaning and effect as the word “shall,” and (g) all references herein without a reference to any other agreement to Articles, Sections, or Exhibits will be construed to refer to Articles, Sections, and Exhibits of or to this Agreement.

14.5            Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that (a) a Party may make such an assignment without the other Party’s consent to such Party’s Affiliate or to a successor to all or substantially all of the assets or business of such Party to which this Agreement pertains, (b) Licensee may assign this Agreement and any of Licensee’s rights or obligations hereunder as collateral to any Financing Entity pursuant to one or more Financing Documents without the consent of VIVUS or any other Person, (c) neither the consent of VIVUS nor any other Person shall be required for the assignment of this Agreement and all of Licensee’s rights, obligations and liabilities hereunder (including any and all liabilities that accrued prior to such assignment, but excluding liabilities under Sections 9.4(b) and 10.2 hereof) to any Financing Entity upon the occurrence of a Financing Default, provided that at least five (5) Business Days prior to any transfer or assignment of this Agreement in accordance with the terms of this clause (c), such Financing Entity provides VIVUS with a general description of the Financing Entity’s business and operations or equivalent documentation, and (d) neither the consent of VIVUS nor any other Person shall be required for the assignment of this Agreement and all of Licensee’s rights, obligations and liabilities hereunder by Licensee (with the consent of the Financing Entity, provided that the Licensee and the Financing Entity jointly provide timely notice to VIVUS of such consent) or any Financing Entity upon the occurrence of a Financing Default to any Qualified Assignee that is a successor to or assignee of all or substantially all of the assets or business of Licensee to which this Agreement pertains; provided that any assignment to a Financing Entity or a Qualified Assignee in connection with a Financing Default must also include an agreement, in writing, signed by such Financing Entity or Qualified Assignee, as applicable, to assume performance of all of Licensee’s rights and obligations, and assume all of Licensee’s outstanding liabilities (including any and all liabilities that accrued prior to such assignment, but excluding liabilities under Sections 9.4(b) and 10.2 hereof), provided that in the case of clauses (c) and (d) above, with respect to any liabilities accrued by Licensee (including Licensee’s liabilities under Sections 9.4(b) and 10.2 hereof), such Financing Entity and/or such Qualified Assignee, as applicable, shall, at VIVUS’ request and expense (which shall be limited to such Financing Entity’s or Qualified Assignee’s, as applicable, reasonable out-of- pocket-expenses), cooperate and provide reasonable assistance to VIVUS (including the providing, subject to a customary confidentiality agreement, of any relevant information to VIVUS in such Person’s possession) in connection with, and to support, VIVUS’ efforts to seek recovery for any Losses under Licensee’s insurance policy), thereunder (any of the foregoing assignments, a “Permitted Assignment”). Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.5 shall be null, void and of no legal effect. The VIVUS Technology shall exclude any intellectual property held or developed by a permitted successor of VIVUS prior to the transaction in which it became a successor of such Party, and the Licensee Technology shall exclude any intellectual property held or developed by a permitted successor of Licensee prior to the transaction in which it became a successor of such Party.

14.6            Records Retention. Each of VIVUS and Licensee will maintain complete and accurate records pertaining to its activities under this Agreement, including records pertaining to Development or Commercialization of any Products and reports and information provided to any Regulatory Authority or other Governmental Authority, in accordance with Applicable Law. Each of VIVUS and Licensee will retain such records for a duration prescribed by Applicable Law, but not in any event for less than five (5) years after the Effective Date (or longer if a Party is notified, ordered or otherwise required to maintain such records for a longer period in connection with a legal proceeding or government investigation).

14.7            Governing Law. Resolution of all disputes arising out of or related to this Agreement or the validity, construction, interpretation, enforcement, breach, performance, application or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

14.8            Successors and Assigns; No Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No provision of this Agreement, express or implied, is intended to or will be deemed to confer upon Third Parties any right, benefit, remedy, claim, liability, reimbursement, claim of action or other right of any nature whatsoever under or by reason of this Agreement other than (i) the Parties and, to the extent provided in Sections 10.1 and 10.2, the Indemnified Parties and (ii) any Financing Entity solely with respect to Sections 5.1(c), 13.10(b), 14.1, 14.5, and this Section (and the Parties hereto acknowledge and agree that each Financing Entity (including Hercules Capital, Inc.) is an express third-party beneficiary of such Sections 5.1(c), 13.10(b), 14.1, 14.5, and this Section 14.8). Without limitation, this Agreement will not be construed so as to grant employees of either Party in any country any rights against the other Party pursuant to the laws of such country.

14.9            Performance by Affiliates. Any obligation of VIVUS under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at VIVUS’ sole and exclusive option, either by VIVUS directly or by any Affiliate of VIVUS that VIVUS causes to satisfy, meet or fulfill such obligation, in whole or in part. Any obligation of Licensee under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Licensee’s sole and exclusive option, either by Licensee directly or by any Affiliate of Licensee that Licensee causes to satisfy, meet or fulfill such obligation, in whole or in part. Each of the Parties guarantees the performance of all actions, agreements and obligations to be performed by any Affiliates of such Party under the terms and conditions of this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

14.10          Further Assurances and Actions. Each Party, upon the request of the other Party, without further consideration, will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

14.11          Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

14.12          No Waiver. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

14.13          Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

14.14          Counterparts. This Agreement may be executed in one (1) or more counterparts, including by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date last signed below.

VIVUS, INC.		METUCHEN PHARMACEUTICALS LLC

By:	/s/ Seth H.Z. Fischer	By:	/s/ J. Gregory Ford

Name:	Seth H.Z. Fischer	Name:	J. Gregory Ford

Title:	CEO	Title:	CEO

Date:	9/30/2016	Date:	9/30/2016

Acknowledged and Agreed:

HERCULES CAPITAL, INC.

By:	/s/ Melanie Grace

Name:	Melanie Grace

Title:	GC/CCO

Date:	9/30/2016

[Signature Page to License and Commercialization Agreement]

SCHEDULES

Schedule 4.4(b)	U.S. Product Launch Quantities

Schedule 9.2	Disclosures to VIVUS’ Representations and Warranties

Schedule 9.3	Disclosures to Assigned Trademarks Representations and Warranties

EXHIBITS

Exhibit A	Assigned Trademarks

Exhibit B	Commercial Supply Agreement

Exhibit C	Additional Financial Terms

Exhibit D	Press Release

Exhibit E	Letter Agreement

Exhibit F	Quality Agreement

Exhibit G	VIVUS Patents

Schedule 4.4(b)

U.S. Product Launch Quantities, by dosage strength:

50 mg dosage strength – [***] tablets;

100 mg dosage strength – [***] tablets; and

200 mg dosage strength – [***] tablets.

Schedule 9.2

Disclosures to VIVUS Representations, Warranties and Covenants

Certain matters listed herein are for informational purposes only, and no disclosure herein shall be deemed an acknowledgment that such fact, item, matter, circumstance, transaction or event is required to be so disclosed pursuant to the Agreement. The inclusion of any fact, item, matter, circumstance, transaction or event in this Schedule 9.2 shall not be deemed to be an admission or representation that the fact, item, matter, circumstance, transaction or event is or is not “material” or would or would not have, individually or in the aggregate, a material adverse impact. Additionally, matters reflected in this Schedule 9.2 shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “material adverse impact” or any other similar definition in the Agreement. The fact that certain information is contained herein is not an admission of liability under any applicable law or otherwise. Further, any disclosure in this Schedule 9.2 relating to any possible breach or violation of any agreement, law or regulation shall not be construed as an admission or indication that any such breach or violation exists or has actually occurred.

This Schedule 9.2 shall not be deemed or interpreted to broaden any representations or warranties of VIVUS and is qualified in its entirety by reference to the specific provisions of the Agreement.

Section 9.2

1.	Hetero ANDA Filing

On June 20, 2016, VIVUS received a Paragraph IV certification notice from Hetero USA, Inc. indicating that it filed an ANDA with the FDA, requesting approval to market a generic version of STENDRA and contending that patents listed for STENDRA in the Orange Book at the time of the notice (U.S. Patents 6,656,935, and 7,501,409) (collectively “Patents-in-suit”) are invalid, unenforceable and/or will not be infringed by the manufacture, use or sale of a generic form of STENDRA as described in their ANDA. On July 27, 2016, VIVUS filed the Hetero Litigation addressed in Section 8.4(b) on the basis that Hetero’s submission of their ANDA to obtain approval to manufacture, use, sell, or offer for sale generic versions of STENDRA prior to the expiration of the Patents-in-suit constitutes infringement of one or more claims of those patents.

2.	Supplement Request

The FDA Assessment addressed in Section 5.2(b) remains unpaid.

Schedule 9.3

Disclosures to Assigned Trademark Representations and Warranties

Certain matters listed herein are for informational purposes only, and no disclosure herein shall be deemed an acknowledgment that such fact, item, matter, circumstance, transaction or event is required to be so disclosed pursuant to the Agreement. The inclusion of any fact, item, matter, circumstance, transaction or event in this Schedule 9.3 shall not be deemed to be an admission or representation that the fact, item, matter, circumstance, transaction or event is or is not “material” or would or would not have, individually or in the aggregate, a material adverse impact. Additionally, matters reflected in this Schedule 9.3 shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “material adverse impact” or any other similar definition in the Agreement. The fact that certain information is contained herein is not an admission of liability under any applicable law or otherwise. Further, any disclosure in this Schedule 9.3 relating to any possible breach or violation of any agreement, law or regulation shall not be construed as an admission or indication that any such breach or violation exists or has actually occurred.

This Schedule 9.3 shall not be deemed or interpreted to broaden any representations or warranties of VIVUS and is qualified in its entirety by reference to the specific provisions of the Agreement.

Section 9.3

1.	The SPEDRA mark in India is the subject of an opposition by Sun Pharma. Sun Pharma did not pursue the opposition beyond an initial filing, but the Indian patent office has not yet indicated that the opposition is abandoned.

2.	There was previously an opposition to the STENDRA mark in Peru, which has since been resolved in VIVUS’ favor.

EXHIBIT A

ASSIGNED TRADEMARKS

Mark	Country	App. No. / Reg. No.	Date Filed	Reg. Date	Status
STENDRA	US	85-565411/4526269	09-MAR-2012	06-MAY-2014	Registered
STENDRA	Canada CA	1592942	05-SEP-2012		Allowed
STENDRA	India IN	2390407	05-SEP-2012		Pending
STENDRA	Argentina AR	3189354/2613896	06-SEP-2012	05-DEC-2013	Registered
STENDRA	Brazil BR	8400259441/40259441	10-SEP-2012	11-AUG-2015	Registered
STENDRA	Chile CL	1052848/1139476	05-APR-2013	04-NOV-2014	Registered
STENDRA	Columbia CO	1131863/489813	26-OCT-2012	26-MAR-2014	Registered
STENDRA	Peru	502951/00199499	06-AUG-2012	06-MAY-2013	Registered
STENDRA	Venezuela VE	2013-015411	09-AUG-2013		Pending
SPEDRA	Canada CA	1574172	19-APR-2012		Pending
SPEDRA	India IN	2319226	20-APR-2012		Published
SPEDRA	Argentina AR	3408270	08-MAY-2015		Published
SPEDRA	Brazil BR	909363250	12-MAY-2015		Published
SPEDRA	Columbia CO	15106101	08-MAY-2015		Published
	US	86-304551/4918812	09-JUN-2014	13-JAN-2015	Registered
	Canada	1703669	20-NOV-2014		Allowed
	Brazil	908728875	09-DEC-2014		Published

Mark	Country	App. No. / Reg. No.	Date Filed	Reg. Date	Status
	Columbia	521955	11-NOV-2014	31-JUL-2015	Registered
IT’S TIME FOR STENDRA	US	86-304491	09-JUN-2014		Pending
IT’S TIME FOR STENDRA	Canada	1703648	20-NOV-2014		Allowed

EXHIBIT B

COMMERCIAL SUPPLY AGREEMENT

EXHIBIT C

ADDITIONAL FINANCIAL TERMS

Royalty Payments for Product (solely during MTPC Royalty Period):

Annual Total MTPC Agreement Net Sales	Royalty Percentage
Portion up to US$500 million	[***] of such MTPC Agreement Net Sales
Portion in excess of US$500 million	[***] of such MTPC Agreement Net Sales

Additional Milestone Payments:

•	A pro-rata share of US $[***], due when for the first time the total MTPC Agreement Net Sales during any calendar year of Product sold by VIVUS, its Affiliates, and sublicensees exceed [***] (the “MTPC Milestone”). The pro-rata share owed by Licensee will be calculated based on the relative Net Sales (as defined in the MTPC Agreement) of the Product sold by Licensee or its Affiliates or sublicensees in the Licensee Territory during the calendar year for which such milestone payment is owed compared to the Net Sales (as defined in the MTPC Agreement) of Product sold in the VIVUS Territory during such calendar year.

Trademark Royalty Payments:

In consideration for the trademark assignment pursuant to Section 8.6 of the Agreement and the use of the trademarks associated with the Product and the VIVUS Technology, Licensee shall (a) during [***] (collectively, the “Trademark Royalty Payments”). Thereafter, no further royalties shall be owed with respect to MTPC Agreement Net Sales of Product in such country. For the avoidance of doubt, the foregoing royalty shall be owed on MTPC Agreement Net Sales of all Products, regardless of whether such Products are sold under the Assigned Trademarks.

EXHIBIT D

PRESS RELEASE

VIVUS AND METUCHEN PHARMACEUTICALS ANNOUNCE LICENSE AGREEMENT FOR COMMERCIAL RIGHTS TO STENDRA

VIVUS grants an exclusive license to Metuchen Pharmaceuticals for STENDRA® (avanafil) commercial rights in the U.S., Canada, South America and India

MOUNTAIN VIEW, CA and CRANFORD, NJ – September 30, 2016 - VIVUS, Inc. (NASDAQ: VVUS; “VIVUS”) and Metuchen Pharmaceuticals LLC (“Metuchen”) today announced the signing of an agreement providing Metuchen, a fully-paid, perpetual license for exclusive rights to commercialize STENDRA® (avanafil) in the U.S., Canada, South America and India. The parties simultaneously signed a commercial supply agreement pursuant to which VIVUS will be responsible for the manufacture and supply of STENDRA to Metuchen for a mutually agreed term. For a period of 180 days, Metuchen has the option to assume the manufacturing and supply rights of STENDRA for its territories. Under the license agreement, VIVUS received $70 million. Additionally, Metuchen will be responsible for royalties due to Mitsubishi Tanabe Pharma Corporation based on net sales.

STENDRA is an oral phosphodiesterase type 5 inhibitor. STENDRA was approved by the FDA in April 2012 for the treatment of erectile dysfunction (ED) in the United States and sold under the trade name SPEDRA in the European Union.

“We are excited to announce our commercial collaboration with Metuchen. Metuchen management’s strong commercial experience positions them well to take advantage of

STENDRA’s strong clinical profile within the $3.5 billion erectile dysfunction market. With a 15 minute onset of action, the ability to be taken with food or alcohol and a strong side- effect profile, STENDRA commercialization with Metuchen will optimize the brand’s potential,” stated Seth H. Z. Fischer, VIVUS CEO. “This collaboration is the first announcement to arise out of the strategic business review process announced earlier this year, and we look forward to providing additional updates in the coming months.”

About Avanafil

STENDRA® (avanafil) is approved in the U.S. by the FDA for the treatment of erectile dysfunction. Metuchen Pharmaceuticals LLC has exclusive marketing rights to STENDRA in the U.S., Canada, South America and India.

STENDRA is available through retail and mail order pharmacies.

SPEDRA™, the trade name for avanafil in the EU, is approved by the EMA for the treatment of erectile dysfunction in the EU. VIVUS has granted an exclusive license to the Menarini Group through its subsidiary Berlin-Chemie AG to commercialize and promote SPEDRA for the treatment of erectile dysfunction in over 40 European countries plus Australia and New Zealand.

VIVUS has granted an exclusive license to Sanofi to commercialize avanafil in Africa, the Middle East, Turkey, and the Commonwealth of Independent States (CIS) including Russia.

Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian-Pacific Rim countries. VIVUS is in discussions with other parties for the commercialization rights to its remaining territories.

For more information about STENDRA, please visit www.STENDRA.com.

Important Safety Information

STENDRA® (avanafil) is prescribed to treat erectile dysfunction (ED).

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to these medicines or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to potential change in our business strategy to enhance long-term stockholder value; risks and uncertainties related to the timing, strategy, tactics and success of the commercialization of STENDRA (avanafil) by our sublicensee in the U.S., Canada, South America and India; risks and uncertainties related to our ability to successfully complete on acceptable terms, and on a timely basis, avanafil partnering discussions for territories under our license with MTPC in which we do not have a commercial collaboration; and risks and uncertainties related to our ability to protect our intellectual property and litigation in which we are involved or may become involved. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2015 as filed on March 9, 2016 and as amended by the Form 10-K/A filed on April 22, 2016, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

About Metuchen

Metuchen Pharmaceuticals LLC is a privately- held specialty pharmaceutical company dedicated to improving men’s health through innovative proprietary pharmaceutical products that have unique and meaningful clinical benefits.

VIVUS, Inc.

Mark Oki

Chief Financial Officer

oki@vivus.com

650-934-5200

VIVUS Investor Relations:

The Trout Group

Brian Korb

Managing Director

bkorb@troutgroup.com

646-378-2923

EXHIBIT E

LETTER AGREEMENT

EXHIBIT F

QUALITY AGREEMENT

EXHIBIT G

VIVUS PATENTS

•	United States Patent Nos. 6,656,935 and 7,501,409

•	Canadian Patent Nos. 2,383,466 and 2,420,461